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                            SHARE PURCHASE AGREEMENT

                                      AMONG

                           SCHULTZ ACQUISITION CORP.,

                           BRODBECK ENTERPRISES, INC.,

                               ROBERT J. BRODBECK,

                               BARRY J. BRODBECK,

                                       AND

                             THE OTHER SHAREHOLDERS
                                SPECIFIED HEREIN

                              DATED APRIL 17, 2001


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I. SALE AND PURCHASE OF SHARES........................................1
         1.1      Sale and Purchase of Shares.................................1
         1.2      Purchase Price..............................................2
         1.3      Payment of Purchase Price...................................2
         1.4      Determination of Net Working Capital and Funded Debt........3
         1.5      Excluded Assets.............................................6

ARTICLE II. CLOSING...........................................................6
         2.1      Closing and Closing Date....................................6
         2.2      Deliveries by Sellers.......................................6
         2.3      Deliveries by Purchaser.....................................8

ARTICLE III. JOINT AND SEVERAL REPRESENTATIONS  AND WARRANTIES
     OF COMPANY AND SELLERS...................................................9
         3.1      Due Organization and Authority..............................9
         3.2      Authorization; Validity.....................................9
         3.3      Subsidiaries and Other Affiliates..........................10
         3.4      Qualification..............................................10
         3.5      Outstanding Capital Stock..................................10
         3.6      Options or Other Rights....................................11
         3.7      Charter Documents and Corporate Records....................11
         3.8      Sellers....................................................11
         3.9      No Violation...............................................12
         3.10     Inventory..................................................12
         3.11     Absence of Undisclosed Liabilities.........................13
         3.12     Financial Statements.......................................13
         3.13     Absence of Certain Changes or Events.......................14
         3.14     Title to Assets and Properties; Condition..................16
         3.15     Compliance With Laws and Orders............................16
         3.16     Permits....................................................17
         3.17     Intellectual Property......................................17
         3.18     No Conflict of Interest....................................18
         3.19     Labor Relations............................................18
         3.20     Officers, Directors and Employees..........................19
         3.21     Employee Benefit Plans.....................................19
         3.22     Taxes......................................................21
         3.23     Legal Proceedings..........................................25
         3.24     Material Contracts.........................................26
         3.25     Insurance..................................................27
         3.26     Accounts Receivable........................................28

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         3.27     Environmental Matters......................................28
         3.28     Fees or Commissions........................................29
         3.29     Illegal Payments...........................................29
         3.30     Principal Vendors..........................................29
         3.31     Real Estate................................................30
         3.32     Disclosure.................................................33
         3.33     Guarantors of Company Indebtedness.........................33
         3.34     Bank Accounts..............................................33
         3.35     Funded Debt................................................33
         3.36     Representations and Warranties on Closing Date.............34

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER......................34
         4.1      Organization...............................................34
         4.2      Authorization..............................................34
         4.3      No Violation...............................................34

ARTICLE V. COVENANTS.........................................................35
         5.1      Conduct of the Business....................................35
         5.2      Certain Filings, Consents and Action.......................36
         5.3      Full Access................................................36
         5.4      Public Announcements.......................................37
         5.5      Acquisition Proposals......................................37
         5.6      Supplements to Schedules...................................37
         5.7      Further Assurances.........................................38
         5.8      Financial Information......................................38
         5.9      Material Consents..........................................38
         5.10     WARN Act...................................................38
         5.11     Cash as of Closing Date....................................39
         5.12     Articles Amendment; Buy and Sell Agreement.................39
         5.13     Estoppel Certificates......................................39
         5.14     Noncompetition; Confidentiality............................40
         5.15     Section 338(h)(10) Election................................41
         5.16     Tax Matters................................................42
         5.17     Income Tax Matters.........................................44
         5.18     Title Insurance............................................45
         5.19     Roof/HVAC/Systems Inspections..............................45
         5.20     Ordinary Course Capital Expenditures.......................46
         5.21     Repayment of Debt..........................................46
         5.22     Dick's Supermarket Foundation..............................46
         5.23     Accrued Bonus Payments.....................................46
         5.24     Escrow for Certain Post-Closing Employee Payments..........47
         5.25     Bad Debt Reserve...........................................47
         5.26     Schultz Guaranty...........................................48


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ARTICLE VI. CONDITIONS TO OBLIGATIONS OF PURCHASER...........................48
         6.1      Representations and Warranties True as of the
                  Closing Date...............................................48
         6.2      Performance by Company and Sellers.........................48
         6.3      Material Consents..........................................48
         6.4      Absence of Litigation......................................48
         6.5      No Material Adverse Change.................................49
         6.6      Title......................................................49
         6.7      Resignations...............................................49
         6.8      Landlord Estoppel Certificates.............................49
         6.9      General Releases...........................................49
         6.10     Buy and Sell Agreement.....................................49
         6.11     Prairie Du Chien Store Construction Project................49
         6.12     Platteville Conditional Use Permit.........................50
         6.13     Repair/Replacement of Cakeroom Ventilation System..........50
         6.14     Reorganization Approval....................................50
         6.15     Title Insurance............................................50
         6.16     Inspection.................................................50
         6.17     Other Agreements...........................................50

ARTICLE VII. CONDITIONS TO OBLIGATIONS OF COMPANY AND SELLERS................51
         7.1      Representations and Warranties True as of the
                  Closing Date...............................................51
         7.2      Performance by Purchaser...................................51
         7.3      Absence of Litigation......................................51
         7.4      Other Agreements...........................................51

ARTICLE VIII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES
      AFTER CLOSING..........................................................51
         8.1      Representations and Warranties of Company and Sellers......51
         8.2      Representations and Warranties of Purchaser................53

ARTICLE IX. GENERAL INDEMNIFICATION..........................................54
         9.1      Joint and Several Obligation of Sellers to Indemnify.......54
         9.2      Obligation of Purchaser to Indemnify.......................55
         9.3      Third Party Claims; Notice and Opportunity to Defend.......55
         9.4      Tax Indemnities............................................56
         9.5      Indemnification of Non-Third Party Claims..................57
         9.6      Payment....................................................58
         9.7      Limitations on Indemnification.............................59
         9.8      No Waiver..................................................61
         9.9      Non-Exclusive..............................................61


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ARTICLE X. TERMINATION OF AGREEMENT..........................................61
         10.1     Termination................................................61
         10.2     Survival After Termination.................................62

ARTICLE XI. RESOLUTION OF DISPUTES...........................................62
         11.1     Arbitration................................................62
         11.2     Arbitrators................................................63
         11.3     Procedures, No Appeal......................................63
         11.4     Authority..................................................63
         11.5     Entry of Judgment..........................................63
         11.6     Confidentiality............................................63
         11.7     Continued Performance......................................63
         11.8     Tolling....................................................64

ARTICLE XII. MISCELLANEOUS...................................................64
         12.1     Certain Definitions........................................64
         12.2     Disclosure Schedule........................................64
         12.3     Expenses...................................................64
         12.4     Notices....................................................65
         12.5     Entire Agreement...........................................66
         12.6     Waivers and Amendments; Non-Contractual Remedies;
                  Preservation of Remedies...................................66
         12.7     Governing Law..............................................67
         12.8     Binding Effect; No Assignment..............................67
         12.9     Variations in Pronouns.....................................67
         12.10    Counterparts...............................................67
         12.11    Exhibits and Disclosure Schedule...........................67
         12.12    Headings...................................................67
         12.13    Severability of Provisions.................................67
         12.14    Confidentiality............................................68
         12.15    Acquisition Affiliate......................................68

Exhibits

Exhibit A         Robert J. Brodbeck Employment Agreement
Exhibit B         Form Lease (Stand-Alone Stores)
Exhibit C         Form Lease (Mall Stores)
Exhibit D         Form of Schultz Guaranty


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
                            SHARE PURCHASE AGREEMENT

         THIS SHARE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 17, 2001, by and among Schultz Acquisition Corp., a Wisconsin corporation ("Purchaser"); Brodbeck Enterprises, Inc., a Wisconsin corporation which will change its corporate name to "Dick's Supermarkets, Inc." upon the Closing (as hereinafter defined) of this transaction ("Company"); Robert J. Brodbeck and Barry J. Brodbeck (together, "Primary Shareholders"); and the other shareholders of Company set forth on the signature page hereof (collectively, together with the Primary Shareholders, "Sellers).

                             PRELIMINARY STATEMENTS

         A. Sellers are, and will be at Closing, the beneficial and record owners of all 2,280 of the issued and outstanding shares of the common stock of Company (the "Shares"). Sellers desire to sell all of the Shares, and Purchaser desires to purchase all of the Shares, all upon the terms and subject to the conditions of this Agreement.

         B. Company is a leading regional supermarket chain operating eight supermarkets under the "Dick's Supermarkets" name in southwest Wisconsin and northern Illinois. All of Company's supermarkets are leased and they are located in Boscobel, Wisconsin; Darlington, Wisconsin; Dodgeville, Wisconsin; Galena, Illinois; Lancaster, Wisconsin; Monroe, Wisconsin; Platteville, Wisconsin; and Prairie du Chien, Wisconsin. Company also leases and operates a 28,600 square foot central manufacturing facility consisting of a complete scratch bakery and a delicatessen, together with Company's 14,000 square foot corporate support offices. Company's supermarkets located in Boscobel, Darlington, Dodgeville, Lancaster, Monroe and Platteville are leased from Brodbeck Realty Corporation, a corporation owned by Sellers ("BRC"). Company's supermarkets located in Galena and Prairie du Chien, as well as Company's bakery and delicatessen manufacturing facilities (including the ancillary corporate support offices), are leased from non-affiliated third parties (sometimes referred to as the "Non-Affiliated Real Property Leases"). Company does not own any real estate.

                             STATEMENT OF AGREEMENT

         In consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, Purchaser, Company and Sellers hereby agree as follows:

                                   ARTICLE I.
                           SALE AND PURCHASE OF SHARES

         1.1      Sale and Purchase of Shares.

         At the Closing on the Closing Date (as hereinafter defined) provided for in Section 2.1, and upon the terms and subject to the conditions contained in this Agreement, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, all of the Shares free and clear of all

Liens (as hereinafter defined), in consideration of Purchaser's payment to Sellers of the Purchase Price.

         1.2      Purchase Price.

         The purchase price (the "Purchase Price") payable by Purchaser for the Shares shall be the sum of (i) Thirty Million Dollars ($30,000,000); minus (ii) the Company's Funded Debt (as hereinafter defined) as of the Closing Date; and plus or minus, as the case may be, (iii) the Net Working Capital Adjustment (as hereinafter defined).

         1.3      Payment of Purchase Price.

         All payments of the Purchase Price, including any adjustments thereto, are to be made to accounts designated in Schedule 1.3 or to such other accounts designated by Sellers in writing before the time for such payments. The Purchase Price shall be paid by Purchaser as follows:

                  1.3.1. Cash at Closing. At the Closing, subject to the escrowed amounts pursuant to Section 5.24, Purchaser shall pay to the accounts designated by Sellers in cash an amount equal to (i) Thirty Million Dollars ($30,000,000); minus (ii) the Company's Funded Debt on the Closing Date (some or all of which may be paid on the Closing Date pursuant to Section 5.21); and plus or minus, as the case may be, (iii) the amount by which the Net Working Capital (as hereinafter defined), as determined pursuant to Section 1.4 and as reflected on the Estimated Closing Balance Sheet (the "Estimated Net Working Capital") exceeds or is less than Five Hundred Thousand Dollars ($500,000).

                  1.3.2. Final Net Working Capital Adjustment. On or before the fifth business day following the final determination of the Final Closing Balance Sheet (as hereinafter defined) (such date being hereinafter referred to as the "Settlement Date"), either (i) Purchaser shall pay Sellers in cash the amount, if any, by which the Net Working Capital, as determined pursuant to Section 1.4 and as reflected on the Final Closing Balance Sheet (the "Final Net Working Capital") exceeds the Estimated Net Working Capital (plus interest thereon from the Closing Date to the Settlement Date at the annual rate of 8%) or (ii) Sellers jointly and severally shall pay Purchaser in cash the amount, if any, by which the Final Net Working Capital is less than the Estimated Net Working Capital (plus interest thereon from the Closing Date to the Settlement Date at the annual rate of 8%). The adjustment to the Purchase Price pursuant to this Section 1.3.2. is referred to herein as the "Final Net Working Capital Adjustment" and the amount by which the Final Net Working Capital exceeds or is less than Five Hundred Thousand Dollars ($500,000) is herein referred to as the "Net Working Capital Adjustment" or the "Purchase Price Adjustment").

                  1.3.3. Method of Payment. All payments under this Section 1.3 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or,


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         at the recipient's option, by wire transfer of immediately available funds to accounts designated in Schedule 1.3 or by the recipient(s) pursuant to this Section 1.3.

         1.4      Determination of Net Working Capital and Funded Debt.

                  1.4.1. Definition of Net Working Capital. The term "Net Working Capital" as used herein shall mean the dollar amount by which the net book value of all the current assets of Company, as determined in accordance with generally accepted accounting principles as consistently applied in the preparation of the Audited 2000 Financial Statements ("GAAP") and including inventory valued at the lower of cost (at FIFO) or market in accordance with Section 1.4.4, but excluding the Excluded Assets (as hereinafter defined)(and excluding any related prepaid life insurance premiums on the lives of the Primary Shareholders) as required by Section 1.5 and any marketable securities, exceeds the net book value of all the current liabilities of Company, also as determined in accordance with GAAP, as reflected in the Estimated Closing Balance Sheet or Final Closing Balance Sheet, as applicable; provided, however, that the costs -------- ------- of any capital improvements paid for in cash or accrued by Company after the date hereof and prior to the Closing Date as requested by, or otherwise approved by Purchaser in writing (excluding capital improvements or expenditures required in the ordinary course of business pursuant to
         Section 5.20 and the capital improvements or expenditures otherwise required by other provisions of this Agreement) shall be added back to current assets for purposes of determining Net Working Capital hereunder.

                  1.4.2. Definition of Funded Debt. The term "Funded Debt" as used herein shall mean the dollar amount of all borrowed and interest bearing money of Company (whether classified as long-term or short-term, but excluding any capitalized leases), including all accrued interest thereon, which obligations are set forth and described in full on Schedule 3.35.

                  1.4.3. Estimated Closing Balance Sheet. For purposes of determining the Estimated Net Working Capital, the Funded Debt and the Purchase Price payable by Purchaser at the Closing, prior to the scheduled Closing Date, Company, in consultation and coordination with, and with the participation of, Purchaser, shall prepare a projected balance sheet of Company in accordance with GAAP (other than for the fact that the balance sheet is projected) as of the close of business on the scheduled Closing Date, which shall represent Company's and Primary Shareholders' best good faith reasonable estimate of the Final Closing Balance Sheet; such balance sheet to be in form and detail reasonably acceptable to Purchaser and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. Such balance sheet and the accompanying schedules shall contain sufficient detail of the estimated assets and liabilities of Company as of the Closing Date for the determination of Estimated Net Working Capital and Estimated Funded Debt. In the event Purchaser shall object to any of the information proposed to be set forth on such balance sheet or accompanying schedules, then the Primary Shareholders and Purchaser shall negotiate in good faith and mutually agree on the information to be set forth on such balance


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         sheet and accompanying schedules, subject to preparation of the Final
         Closing Balance Sheet. The estimated balance sheet described in this
         Section 1.4.3 as finally determined by the parties pursuant to this subsection is herein referred to as the "Estimated Closing Balance Sheet." In connection with the determination of the Estimated Closing Balance Sheet, Company and Sellers shall fully cooperate with, and provide to, Purchaser all information and detail, and full and complete access to Company's financial and accounting personnel and books and records (including all accountants' work papers and work product), as Purchaser shall reasonably request.

                  1.4.4. Inventory. Purchaser, Company, Primary Shareholders and their respective representatives shall cause a mutually agreed upon third party to (or with respect to certain mutually agreed upon inventory items, Purchaser and Company shall together), on a mutually agreed upon Sunday night prior to the Closing Date, conduct a physical inventory of Company ("Physical Inventory"). The Physical Inventory count shall be conducted and the inventory shall be valued on a lower of cost (on a FIFO basis) or market in accordance with GAAP, as of such date, but excluding the value of any intercompany profits thereon. Notwithstanding the foregoing, prior to the Closing, the parties shall mutually agree on the value, if any, to be attributed to any (i) inventory which relates to discontinued products, short code items or which is otherwise unsaleable or obsolete; (ii) inventory which represents more than projected requirements beyond the expiration or sale date of such items or are of a kind not readily useable or saleable in the ordinary course of Company's business; and (iii) inventory which is not fresh, good, undamaged, labeled or otherwise merchantable inventory usable in the ordinary course of business (including bakery goods at retail that are more than one-day old) (collectively, such type of inventory items are herein called "Unsaleable Inventory"). If the parties cannot mutually agree on the value of any of such Unsaleable Inventory items, and if the aggregate amount in dispute with respect to all of such Unsaleable Inventory items is less than $50,000, then the amount in dispute shall be one-half borne by the Purchaser and one-half by the Primary Shareholders and the Estimated Closing Balance Sheet will appropriately reflect the reduction of Company's inventory value by the Primary Shareholders share of such disputed amount for purposes of determining Estimated Net Working Capital hereunder, subject to preparation of the Final Closing Balance Sheet. If the aggregate amount in dispute with respect to the value, if any, of all such types of Unsaleable Inventory items is $50,000 or more, then Grant Thornton LLP shall resolve such dispute in accordance with GAAP in its best judgment, and the Company's inventory value for purposes of determining Estimated Net Working Capital hereunder shall reflect Grant Thornton's conclusion with respect thereto, subject to preparation of the Final Closing Balance Sheet. Primary Shareholders and Purchaser shall each equally bear the costs and expenses of Grant Thornton LLP.

                  1.4.5. Other Accrued Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Estimated Closing Balance Sheet and the Final Closing Balance Sheet shall contain accruals of all liabilities and obligations of the Company in accordance with GAAP and, in addition, sufficient to fully satisfy: (i) all liabilities of


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
         Company and/or Sellers with respect to all "stay," "change of control" or similar bonuses or other payments to Company's employees arising from or related to the purchase of the Shares, all of which are set forth and described in detail (including the intended recipient and the timing and conditions of such payments) on Schedule 1.4.5 ("Stay Bonuses"), plus all employee payroll taxes applicable thereto; (ii) the Prorated Items (as defined below) shall be accrued as liabilities of Company as of the Closing Date; (iii) real and personal property taxes shall be accrued as liabilities of Company on the basis of actual amounts billed for such year or, if not so billed, on the basis of 100% of actual taxes assessed or levied in 2000, adjusted to reflect changes in assessments or rates of taxes known (and confirmed by applicable Government Entities, as hereinafter defined) to be in effect for 2001;
         (iv) accruals for all vacation and personal day pay earned, plus employee payroll taxes applicable thereto, in accordance with GAAP and Company's past practice; (v) all officer and employee bonuses (other than Stay Bonuses) accrued through the Closing Date as set forth on
         Schedule 5.23 and subject to Company's and Purchaser's obligations under Section 5.23, plus all employee payroll taxes applicable thereto ("Bonus Accrual"); (vi) a bad debt reserve (if any) in an amount (if any) mutually agreed by Primary Shareholders and Purchaser pursuant to
         Section 5.25; and (vii) an accrual, if any, for any amounts unpaid or otherwise not satisfied by Company, Primary Shareholders or BRC prior to the Closing under Sections 5.18, 5.19 or 5.20. Notwithstanding the foregoing, however, the expenses of Arthur Andersen LLP ("AA") incurred
         (i) in connection with the preparation and delivery of the Final Closing Balance Sheet pursuant to Section 1.4.6 will be shared equally by Purchaser and Sellers; and (ii) in connection with the preparation and delivery of the Audited 2000 Financial Statements shall be borne by Sellers if this Agreement is terminated prior to Closing, otherwise by Purchaser. All accrued liabilities shall be sufficient for the payment in full of the liabilities to which they relate and accrued expenses shall reflect all accruals of a character that would be reflected in a manner consistent with a year-end balance sheet prepared in accordance with GAAP. "Prorated Items" shall include rents, sewer, water, fuel, telephone, electricity and other utilities and other charges and costs typically prorated between a buyer and a seller.

                  1.4.6. Final Closing Balance Sheet. Purchaser and Sellers shall mutually cause AA to deliver to Purchaser and Primary Shareholders, not later than sixty (60) days subsequent to the Closing Date, an audited balance sheet of Company as of the Closing Date, prepared in accordance with GAAP from the books and records of Company, and in accordance with this Section 1.4, and fairly presenting the financial position of Company as of the Closing Date. The balance sheet shall be accompanied by detailed schedules of the assets and liabilities of Company at the Closing Date, the signed, unqualified audit opinion of AA with respect to such balance sheet, and a report of AA setting forth the amount of Final Net Working Capital and Final Funded Debt reflected in the balance sheet and the amount of any Purchase Price Adjustment to be paid and by whom pursuant to Section
         1.3.3 hereof. Each of Purchaser and Primary Shareholders shall then have thirty (30) days after AA's delivery of such balance sheet to dispute any items thereon by delivery of a written notice to the other party to such effect (including


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         reasonable detail and supporting data). The parties shall thereafter attempt in good faith to mutually resolve such dispute based on GAAP and the other standards and procedures set forth in this Section 1.4. If the parties cannot mutually resolve such dispute within thirty (30) days, then either party may submit the dispute to Grant Thornton LLP for final and binding resolution in accordance with GAAP in its best judgment. Such audited balance sheet, as finally determined hereunder, shall be final and conclusive as between the parties and is referred to herein as the "Final Closing Balance Sheet." Primary Shareholders and Purchaser shall each equally bear the costs and expenses of Grant Thornton LLP.

         1.5      Excluded Assets.

         Neither the Estimated Closing Balance Sheet nor the Final Closing Balance Sheet shall include the assets listed on Schedule 1.5 (the "Excluded Assets"), which Company and Sellers hereby covenant and agree will be distributed to Sellers by Company without any Loss (as hereinafter defined) to Company.

                                   ARTICLE II.
                                     CLOSING

         2.1      Closing and Closing Date.

         The closing of the sale and purchase of the Shares described in this Agreement (the "Closing") shall take place on (i) the date which is ten (10) business days after the shareholders of Schultz Sav-O Stores, Inc. ("Schultz") approve Schultz's proposed new holding company structure as further described in
Section 6.12 or (ii) such other date as may be agreed upon by Primary Shareholders and Purchaser (the "Closing Date"); provided, however, in no event shall the Closing take place later than July 16, 2001, unless mutually agreed in writing by Purchaser and the Primary Shareholders. It is currently contemplated that the Closing Date will be effective as of midnight, June 3, 2001, with the parties' exchange of deliveries under Sections 2.2 and 2.3 on June 4, 2001. The Closing will take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. A pre-closing of all transactions and documents to be delivered at the Closing will occur on a mutually agreed upon day preceding the scheduled Closing Date at the offices of Foley & Lardner at which pre-closing all of the documents and items scheduled for delivery by the parties at Closing will be satisfactorily previewed by the respective counsel for the parties to ensure that all such documents and items are fully ready for immediate delivery at the Closing.

         2.2      Deliveries by Sellers.

         At the Closing, Sellers shall deliver to Purchaser:

                  2.2.1. Certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank, and otherwise in form acceptable for transfer on the books and stock transfer records of Company and any documents which are necessary for the transfer to Purchaser of good and unencumbered title to the Shares, with all transfer tax or stamps, if any are required, attached or provided for;

                  2.2.2. A true and correct copy of the current Articles of Incorporation of Company with all amendments thereto (including an original executed copy of the Articles Amendment (as hereinafter defined), in form and substance ready for immediate filing with the Wisconsin Department of Financial Institutions, and copies of all shareholders and board of directors resolutions duly authorizing and approving the Articles Amendment) and a certificate of existence for Company, all (other than the Articles Amendment) certified as of a date reasonably prior to the Closing Date by the Wisconsin Department of Financial Institutions (as well as a good standing certificate of Company in the State of Illinois certified by the Secretary of State thereof as of a date reasonably prior to the Closing);

                  2.2.3. A true and correct copy of the current By-Laws of Company with all amendments thereto, certified by the Secretary of Company;

                  2.2.4. A certificate signed by Company and Primary Shareholders attesting to the fact that all of the representations and warranties of Company and Sellers made in this Agreement and in any certificate, instrument, writing or document delivered to Purchaser in connection herewith and in the Disclosure Schedule and exhibits hereto are true and correct as of the Closing and that all of the conditions, covenants and agreements of Company and Sellers required to be performed or satisfied prior to the Closing have been performed or satisfied as of the Closing, except where a breach or non-performance has been waived in writing by Purchaser;

                  2.2.5. All required consents, notices and approvals of Government Entities and third parties to the transactions contemplated by this Agreement and set forth on Schedule 3.9 which, if not obtained or delivered, would have a material adverse effect on the business of Company ("Material Consents");

                  2.2.6. The written resignations required by Section 6.7 below;

                  2.2.7. The employment letter attached hereto as Exhibit A, duly executed by Robert J. Brodbeck and Company (the "Employment Agreement");

                  2.2.8. Lease Agreements, in substantially the form attached hereto as Exhibits B and C, duly executed by BRC, as landlord, and Company, as tenant, with respect to each of the six Company supermarkets located on real property owned by (or leased to) BRC as described in Recital B hereto (the "Affiliated Leases"), including memoranda of leases or similar short-form leases related thereto as required to obtain the title insurance referenced in Section 5.18;

                  2.2.9. The Estoppel Certificates referenced in Section 5.13;

                  2.2.10. General releases, in the form reasonably acceptable to Purchaser, duly executed by each Seller and each other officer and director of the Company, as well as any other Company employee receiving a Stay Bonus or other retention or severance benefit as a result of this transaction, in each case releasing Company and Purchaser (and the past, current and future shareholders, directors, officers, agents and employees of Company and Purchaser) from any and all known and unknown claims and Losses arising on or prior to the Closing Date, except as expressly described and excepted from such releases (including any claims or Losses alleged under this Agreement or the Ancillary Instruments, as hereinafter defined), and containing waivers of any right of contribution or other recourse against Company with respect to representations, warranties or covenants made herein by Company (the "General Releases");

                  2.2.11. Pay-off letters and UCC termination statements from each creditor receiving payment of Funded Debt on the Closing Date under Section 5.21, releasing all of such creditor's Liens; and

                  2.2.12. The Section 338(h)(10) Election duly executed and delivered by Company and Sellers and in form and substance satisfactory to Purchaser in accordance with Section 5.15, subject to finalization by the parties after the Settlement Date.

                  2.2.13. All other previously undelivered documents, instruments and writings required to be delivered by Company or Sellers to Purchaser at or prior to the Closing pursuant to this Agreement or otherwise legally required or reasonably necessary in connection herewith.

         2.3      Deliveries by Purchaser.

         At the Closing, Purchaser shall deliver to Sellers:

                  2.3.1. the Purchase Price required to be delivered pursuant to
         Section 1.3.1.;

                  2.3.2. copies of resolutions of the board of directors of Schultz Sav-O Stores, Inc. ("Schultz") and Purchaser authorizing the purchase of the Shares and the execution, delivery and performance of this Agreement and all other documents required to purchase the Shares, and all actions necessary or desirable hereunder;

                  2.3.3. a certificate signed by a senior officer of Purchaser attesting to the fact that all of the representations and warranties of Purchaser made in this Agreement and in any certificate, instrument, writing or document delivered by Purchaser in connection herewith and made by Purchaser in the Disclosure Schedule and exhibits hereto are true and correct as of the Closing Date and that all of the conditions, covenants and agreements of Purchaser required to be performed or satisfied prior to the Closing have been performed or satisfied as of the Closing, except where a breach or non-performance has been waived in writing by Company and Sellers;

                  2.3.4. The Guaranty duly executed by Schultz Sav-O Stores, Inc. ("Schultz"), which is being executed and delivered as of the date hereof, in substantially the form attached hereto as Exhibit D (the "Schultz Guaranty"); and

                  2.3.5. all other previously undelivered documents, instruments and writings required to be delivered by Purchaser to Sellers at or prior to the Closing pursuant to this Agreement or otherwise legally required or reasonably necessary in connection herewith.

                                  ARTICLE III.
                        JOINT AND SEVERAL REPRESENTATIONS
                      AND WARRANTIES OF COMPANY AND SELLERS

         Company and Sellers, jointly and severally, make the following representations and warranties to Purchaser, each of which is true, correct and complete as of the date of this Agreement, shall remain true, correct and complete to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Purchaser or its representatives, or any knowledge of Purchaser, other than as specifically disclosed by Company and Sellers in the specific schedules referencing the applicable representation or warranty below as to which such schedules create a specific exception (and which exception shall not relate or apply to any other representation or warranty below unless otherwise specifically so identified in the schedule which specifically references such other representation or warranty) accompanying this Agreement (the "Disclosure Schedule") or as otherwise contemplated by Section 5.6, and shall survive the Closing of the transactions provided for herein.

         3.1      Due Organization and Authority.

         Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and lawful authority to own, lease and operate its assets and properties and to carry on its business as now being and heretofore conducted.

         3.2      Authorization; Validity.

                  3.2.1. Authorization. Company has full corporate power and authority to enter into and perform its obligations under this Agreement and all other agreements, instruments and documents contemplated hereby (such other agreements, instruments and documents are sometimes referred to herein as "Ancillary Instruments"). The execution, delivery and performance by Company of this Agreement and the Ancillary Instruments have been duly authorized by the board of directors and shareholders of Company. Company's board of directors and Sellers, as the sole shareholders of Company, will take all necessary corporate and shareholder action prior to Closing to authorize and approve the Articles Amendment. No other or further corporate act or proceeding on the part of Company or Sellers (as shareholders) is necessary to authorize this Agreement or the Ancillary Instruments or the consummation of the transactions contemplated hereby and thereby.

                  3.2.2. Validity. This Agreement has been duly and validly executed and delivered by Company and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of Company, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         3.3      Subsidiaries and Other Affiliates.

         Company has no subsidiaries or investments in or equity ownership of any corporations, partnerships, limited liability companies, cooperatives or other business entities, other than with respect to Company's marketable securities and investments included in the Excluded Assets. Distribution to the Sellers of the Company's membership interest in Valley Bakers Cooperative as part of the Excluded Assets under Section 1.5 will not adversely affect the business or operations of the Company after the Closing.

         3.4      Qualification.

         Company is not required to be qualified or otherwise authorized as a foreign corporation to transact business in any jurisdiction other than Illinois. Company is duly licensed or qualified or otherwise authorized, and is in good standing, as a foreign corporation in Illinois and has all requisite corporate power and lawful authority to own, lease and operate its assets and properties and to carry on its business as now being and heretofore conducted in Illinois.

         3.5      Outstanding Capital Stock.

                  3.5.1. General. Company is authorized to issue 230,000 shares of common stock of which 2,280 shares are outstanding. The Shares constitute all of the outstanding capital stock of Company. All of the Shares are owned by Sellers. All of the Shares are duly authorized and validly issued, fully paid and nonassessable. No other class of capital stock or other ownership interests of Company is authorized, issued, reserved for issuance or outstanding.

                  3.5.2. William Brodbeck Obligations. On December 5, 1995, Company repurchased 888 shares of Company common stock from William Brodbeck and on March 15, 1996, Company repurchased 252 shares of Company common stock from William Brodbeck pursuant to the agreements set forth in Schedule 3.5. As of the Closing, all Company duties, obligations and liabilities with respect to such repurchase shall have been fully and completely discharged and Company shall have no further or other duty, obligation or liability to William Brodbeck or otherwise with respect to such repurchase ("William Brodbeck Obligations").

         3.6      Options or Other Rights.

         There is no outstanding right, subscription, security, warrant, call, unsatisfied preemptive right, option or other agreement, commitment, arrangement or undertaking of any kind to purchase or otherwise to receive from Company any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock, any security convertible into or exchangeable for any capital stock of Company, or any other security of Company, and there is no outstanding security of any kind convertible into or exchangeable for any such capital stock. There is no bond, debenture, note or other indebtedness of Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matter on which shareholders of Company may vote.

         3.7      Charter Documents and Corporate Records.

         Sellers have heretofore delivered to Purchaser true and complete copies of the Articles of Incorporation (certified by the Wisconsin Department of Financial Institutions) and By-laws (certified by Company's Secretary or an Assistant Secretary) of Company as in effect on the date hereof. The minute books of Company, which in their entirety have been made available to Purchaser for its inspection, contain true and complete records of all meetings and consents in lieu of meeting of the Board of Directors (and any committee thereof) of Company and its shareholders since the time of its organization through the date hereof and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting. The stock books of Company, which have been made available to Purchaser for its inspection, are true and complete through the date hereof.

         3.8      Sellers.

                  3.8.1. Power. Each Seller has full power, legal right, capacity and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments, and to carry out the transactions contemplated hereby and thereby.

                  3.8.2. Validity. This Agreement has been duly and validly executed and delivered by each Seller and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                  3.8.3. Title. Each Seller has, and at Closing Purchaser will receive, good and marketable title to the Shares to be sold by each Seller hereunder, free and clear of all Liens, including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

         3.9      No Violation.

         Except as set forth on Schedule 3.9, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company or Sellers of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entities (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.9, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company or the Shares under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction or any kind or character to which Company or any Seller is a party or by which Company or any Seller or any of its or their assets or properties may be bound or affected. The termination by Company at or after the Closing of Company's supply or vendor arrangement with any vendor, including particularly but without limitation, Fleming Companies, will not result in any Loss to or claim against Company.

         3.10     Inventory.

                  3.10.1. General. Except for items which have been adequately reserved against on the Audited Balance Sheet, all inventory of Company is of good quality and readily useable or readily saleable in the ordinary course of business, has commercial value at least equal to the value shown on the Audited Balance Sheet and is valued in accordance with GAAP at the lower of cost (on a LIFO basis) or market. All inventory purchased since the date of the Audited Balance Sheet consists of a quality and quantity readily useable or readily saleable in the ordinary course of business of Company and in accordance with applicable Law and industry standards. All inventory of Company as of the Closing Date will be reflected on the Final Closing Balance Sheet in accordance with Section 1.4.4. Except as set forth in Schedule 3.10, all inventory is located on Company's premises.

                  3.10.2. No Recalled Inventory. No item included in the inventory on the Audited Balance Sheet or the Final Closing Balance Sheet has been the subject of a recall initiated by the manufacturer or supplier thereof or by any Government Entity. Company's inventory is
         (a) of a quality and purity which complies with the current federal Food and Drug Administration and United States Department of Agriculture regulations and other applicable Laws, and (b) is not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, or within the meaning of any applicable Law.

         3.11     Absence of Undisclosed Liabilities.

                  3.11.1. Except as reflected on Schedule 3.11, Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including without limitation any Tax (as hereinafter defined) liabilities or any other Loss, which are not and will not be accurately and fully reflected or reserved against in the Audited Balance Sheet and Final Closing Balance Sheet.

                  3.11.2. Except as disclosed in Schedule 3.11, there is no basis for the assertion against Company of, nor any circumstance, condition, event or arrangement that may give rise to, any liability of Company or any successor to its business, except in the ordinary course of business or pursuant to this Agreement and the transactions contemplated hereby.

         3.12     Financial Statements.

         Included as Schedule 3.12 hereto are true and complete copies of the financial statements of Company consisting of (i) unaudited balance sheets of Company as of January 2, 2000, January 3, 1999 and December 28, 1997, and the related statements of income for such years then ended (including the notes contained therein or annexed thereto), and (ii) an audited balance sheet of Company as of December 31, 2000 (the "Audited Balance Sheet") and the audited related statements of income and cash flows for the year ending on December 31, 2000 (including the notes contained therein or annexed thereto; together with the Audited Balance Sheet, the "Audited 2000 Financial Statements") and (iii) unaudited balance sheets of Company as of January 28, 2001, February 25, 2001 and March 25, 2001 and the unaudited related statements of income for the applicable respective periods (including any notes and schedules contained therein or annexed thereto). The Audited 2000 Financial Statements are true, complete and accurate and have been prepared in accordance with GAAP, applied on a consistent basis, prepared in accordance with the books and records of Company, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Company as of and for the year ending on December 31, 2000. All other financial statements included in Schedule 3.12 (including all notes and schedules contained therein or annexed thereto) are, and the Audited Balance Sheet and the Final Closing Balance Sheet will be true, complete and accurate, prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, prepared in accordance with the books and records of Company, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations of Company as of the dates and for the years and periods indicated.

         3.13     Absence of Certain Changes or Events.

         Except as set forth on Schedule 3.13 and except as specifically contemplated herein, since the date of the Audited Balance Sheet, there has not been:

                  3.13.1. any amendment to Company's Articles of Incorporation (other than the Articles Amendment) or By-Laws, or merger with or into or consolidation with any person, or resolution or resolutions adopted by Sellers (as shareholders) or Company's board of directors authorizing a dissolution or liquidation of Company;

                  3.13.2. any dividends declared or paid or other distributions with respect to Company's stock of any kind to Sellers declared or made (other than normal and ordinary S Corporation dividends to Sellers to allow them to pay their income taxes as described on Schedule 3.13 and other than for the distribution to Sellers of the Excluded Assets as contemplated by Section 1.5), or any direct or indirect redemption, purchase, retirement or other acquisition of any Shares or other capital stock or equivalents;

                  3.13.3. any entering into, amendment or termination of any contract (other than the Buy and Sell Agreement (as hereinafter defined)), or any waiver of any material right under any contract, other than in the ordinary course of business and consistent in amount and nature with past practice;

                  3.13.4. any adverse changes to any of Company's business policies, including, but not limited to advertising, marketing, pricing, purchasing, personnel, sales, budget or product acquisition policies;

                  3.13.5. any adverse change in the financial condition, properties, business or operations of Company or any event or circumstance, which may be, singly or in the aggregate, adverse to the financial condition, properties, business or operations of Company;

                  3.13.6. any Loss to or destruction of any asset of Company, whether or not covered by insurance, which is in excess of $25,000;

                  3.13.7. any actual or, to Company's or Sellers' knowledge, any threatened strike or other labor dispute or disturbance;

                  3.13.8. any Loss or, to Company's or Sellers' knowledge, any threatened loss of any Permit (as hereinafter defined) held by Company;

                  3.13.9. any Loss, indebtedness, liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Company, other than in the ordinary course of business and consistent in amount and nature with past practice, any transaction entered into by Company, other than in the ordinary course of business and consistent in amount and nature with past practice, or any guarantee by Company of any indebtedness, liability or obligation of any persons;

                  3.13.10. any sale, transfer or other disposition of any asset of Company, or any cancellation of any debt to or claim of Company, except for sales of inventory in the ordinary course of business and consistent in amount and nature with past practice and except for the distribution to the Sellers of the Excluded Assets as contemplated by
         Section 1.5;

                  3.13.11. other than increases in non-officer compensation in the ordinary course of business and consistent in amount and nature with past practice, any change in, or any commitment to change (oral or written), the compensation or other direct or indirect remuneration payable to any officer, employee or agent of Company or any bonus, incentive or deferred compensation, profit sharing, retirement, pension, severance, group insurance, death benefit or other fringe benefit plan, trust agreement or similar arrangement, or any employment or consulting agreement, granted, entered into, amended or altered;

                  3.13.12. any termination (whether by discharge, retirement or otherwise) of any officer, employee or agent of Company (provided, that the officer, employee or agent was paid in excess of $50,000 in 2000), or any notice to so terminate given to or received by any of the foregoing;

                  3.13.13. other than as required by Section 5.20, any capital expenditures, additions or improvements made or committed to be made by or on behalf of Company in excess of $25,000 in the aggregate with respect to all expenditures, additions or improvements of Company;

                  3.13.14. any write off as uncollectible of any notes or accounts receivable, or any portions thereof in excess of Company reserves for such uncollected notes or accounts receivable;

                  3.13.15. any engagement by Company in any other material transaction, other than in the ordinary course of business and consistent in amount and nature with past practice;

                  3.13.16. any failure to maintain the books and records of Company in the usual, regular and ordinary manner, consistent with past practices, or any change in any accounting principle or practice of Company; or

                  3.13.17. any agreement or commitment by Company to do any of the foregoing.

         3.14     Title to Assets and Properties; Condition.

                  3.14.1. Title. Company owns outright and has good, marketable, and, if insurable, insurable title to all of its assets and properties, including, without limitation, those reflected on the Audited Balance Sheet and to be reflected on the Final Closing Balance Sheet, except for inventory disposed of in the ordinary course of business since the date of the Audited Balance Sheet, in each case free of mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens"), except for (i) those described in Schedule 3.14 (all of which Liens shall be released on or before the Closing Date to the extent they relate to Funded Debt that is repaid on the Closing Date); (ii) inventory subject to purchase or sales orders, in the ordinary course of business; (iii) assets or properties held or used pursuant to any lease; and (iv) Liens securing taxes, assessments, governmental charges, or levies, or the claims of mechanics, workmen, repairmen, carriers, landlords and like persons, arising or incurred in the ordinary course of business and all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of sale, forfeiture or loss of any asset or property that is material to the business of the Company.

                  3.14.2. Condition. Assets and properties owned by Company, and the equipment and the real estate being leased by Company pursuant to any lease, are all of the assets and properties which are used in or are reasonably necessary to carry on the business and operations of Company as presently conducted. The structures, roofs, foundations, exterior walls, buildings, facilities, stores, furniture, fixtures, leasehold improvements, equipment, personal property and other assets of Company have been maintained by or on behalf of Company in accordance with generally accepted industry practice, and are in good condition and repair (normal wear and tear excepted), are suitable for the purposes for which they are used by Company, and have no structural defects or defects adversely affecting the plumbing, electrical, sewerage, or heating, water, ventilating, refrigeration, freezer or air conditioning systems thereof.

         3.15     Compliance With Laws and Orders.

         Except as set forth in Schedule 3.15, Company (including each and all of its stores, facilities, operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as hereinafter defined). Except as set forth in Schedule 3.15, Company has not received notice of any violation or alleged violation of, and is subject to no liability or Loss for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entities have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                  3.15.1. The operation of Company's business as it is now conducted does not, nor does any condition existing at any of Company's facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                  3.15.2. Company has delivered to Purchaser copies of all reports of Company for the past three (3) years required under all applicable health and safety Laws. The deficiencies, if any, noted on such reports have been corrected.

         3.16     Permits.

         Company has in good standing all licenses (including alcohol, liquor and beer licenses), permits, orders, certificates of occupancy, variances, exemptions or approvals of, and has made all required registrations with, all Governmental Entities that are necessary for the conduct of the business of Company (collectively, "Permits"), including, without limitation, all Permits relating to compliance with Environmental Laws. All Permits currently issued to Company are listed on Schedule 3.16 and are in full force and effect. Company is in compliance with the terms of the Permits and no violations are or have been recorded or Litigation (as hereinafter defined) noticed, filed or, to Company's or Sellers' knowledge, threatened in respect of any Permit; and no proceeding is pending or, to Company's or Sellers' knowledge, threatened to revoke, suspend, modify or limit any Permit. Assuming receipt of requisite approvals, and Purchaser's qualification as owner, no Permit will be subject to revocation, suspension, modification or limitation caused by Company or Sellers as a result of this Agreement or the consummation of the transactions contemplated hereby.

         3.17     Intellectual Property.

         Schedule 3.17 sets forth all trade names, trademarks and other intellectual property, including, without limitation, United States patent, registered United States or state trade names, trademarks or service marks or registered United States or state copyrights, owned or used by Company, and all major software licensed to Company and used in Company's stores ("Intellectual Property"). Except as set forth on Schedule 3.17, Company owns outright and has good and marketable title to all Intellectual Property, including, without limitation, the names "Dick's Supermarkets," "Dick's Catering Service" and "Stoneman's Mill," free and clear of any Lien. In connection with the software licensed to Company and used in Company's stores, Schedule 3.17 sets forth the persons from whom the software is licensed, the products licensed, the scope of the license, the term of the license and any other material provision of the license. Company has not received any written notice of any violation or claim of infringement by Company of any intellectual property rights of any other person. The

Intellectual Property is sufficient to conduct Company's business as presently being conducted. Except as disclosed in Schedule 3.17, no Intellectual Property has been hypothecated, assigned or licensed, in whole or in part, to any other person or entity, and does not infringe upon or violate the right of any person or entity in the jurisdiction in which they are used or registered, and are not subject to challenge, claims of infringement, unfair competition or other claims. There is no Litigation (as hereafter defined) pending or, to Company's or Sellers' knowledge, threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any of the Intellectual Property. The Intellectual Property is valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company or Sellers.

         3.18     No Conflict of Interest.

         Except as set forth in Schedule 3.18 and except with respect to the lease by BRC of the six supermarkets to Company or as otherwise contemplated by this Agreement, no officer, director or Affiliate of Company:

                  3.18.1. owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor or sales agent of Company;

                  3.18.2. owns, directly or indirectly, in whole or in part, any property that Company uses in the conduct of its business;

                  3.18.3. has any cause of action or other claim against, or owes any amount to, Company, except for claims in the ordinary course of business (such as for accrued compensation, vacation pay, accrued benefits under employee benefit plans, and similar matters, all of which are or will be properly accrued for and reflected as liabilities on the Audited Balance Sheet and Final Closing Balance Sheet) existing on the date hereof;

                  3.18.4. has any contract with, or any outstanding loan to or from, Company; or

                  3.18.5. has any interest in the assets or properties owned by Company.

         3.19     Labor Relations.

         Company has not experienced any labor disputes or work stoppages due to labor disagreements. Company is not a party to, or engaged in negotiating, any collective bargaining agreement. Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions, wages and hours. Company is not the subject of any claim which is pending or, to Company's or Sellers' knowledge, threatened, asserting that Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel Company to bargain with any labor organization as to wages and conditions of employment. No strike or other labor dispute involving employees of Company is pending or, to Company's or Sellers' knowledge, threatened, and there is no activity involving any employees of Company seeking to certify a collective bargaining unit or engaging in any other organization activity.

         3.20     Officers, Directors and Employees.

         Schedule 3.20 sets forth (i) all written employment agreements with any employee or agent of Company and the total annual compensation (separately stating salary and bonus or other compensation) payable to each of them, including the fringe benefits (other than those made available to employees generally) provided to each of them; (ii) the name and total compensation of each director and officer of Company; (iii) the name and total compensation of each other employee of Company, other than directors and officers, who was paid in excess of $50,000 in 2000; (iv) all wage and salary increases, bonuses and increases in any other direct or indirect compensation received by such persons since the date of the Audited Balance Sheet; (v) any payments or commitments, including copies of all agreements, to pay any severance or termination pay to any officer, director or employee of Company; and (vi) any accrual for, or any commitment or agreement by Company to pay, such increases, bonuses or pay. All such liabilities and accruals are or will be fully reflected in the Audited Balance Sheet and the Final Closing Balance Sheet.

         3.21     Employee Benefit Plans.

                  3.21.1. For purposes of this Agreement: (i) the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended; (ii) the term "Code" shall mean the Internal Revenue Code of 1986, as amended; (iii) the terms "employee welfare benefit plan" and "employee pension benefit plan" shall have the meanings set forth in ERISA Sections 3(1) and 3(2), respectively; (iv) the term "multi-employer plan" shall have the meaning set forth in ERISA Section 3(37); (v) the term "benefit plan" shall mean each employee welfare benefit plan, each employee pension benefit plan (including each multi-employer plan) and each other benefit plan, program or arrangement (other than regular wages or salary) that covers employees, directors, consultants or any dependent or spouse thereof, including, but not limited to, any bonus, incentive or annual profit sharing program, any stock option plan, any program granting stock appreciation rights, any deferred compensation plan, any educational assistance plan under Code Section 127, any dependent care assistance plan under Code
         Section 129 and any program providing fringe benefits described in
         Section 132 of the Code; and (vi) the term "current benefit plan" shall mean any benefit plan which as of the date hereof is maintained by Company or in which at least one employee of Company participates as of the date hereof.

                  3.21.2. With respect to each current benefit plan (other than such a plan that is a multi-employer plan): (i) such plan is listed on
         Schedule 3.21; (ii) a true and correct copy of such plan and any trust, investment manager contract, insurance policy, administrative contract, summary plan description and/or similar type of document used in connection with such plan or to provide benefits thereunder previously have been delivered by Company or Sellers to Purchaser; (iii) if such plan is or has at any time been required to file an annual report with the Internal Revenue Service (the "IRS") or the Department of Labor pursuant to the Code or ERISA prior to the Closing Date, true and correct copies of the three most recent annual reports for such plan previously have been delivered by or on behalf of Sellers to Purchaser; if such plan is intended to be qualified under Code section 401(a), the most recent favorable determination letter received from the IRS has been delivered by or on behalf of Sellers to Purchaser; (v) information with respect to any pending claims (other than under a retirement plan) for which Company self insures benefits or that may result in a retroactive premium adjustment has been delivered by or on behalf of Sellers to Purchaser; and (vi) all records and information necessary in administering such plan or legally required to be kept are maintained in good order and will be available to Purchaser.

                  3.21.3. Except as is otherwise provided in Schedule 3.21, with respect to each current benefit plan and each benefit plan which has been maintained by Company since 1994 (other than such a plan that is a multi-employer plan): (i) Company's officers have not misrepresented any provision of such plan to any employees of Company or to any other persons; (ii) such plan complies with and has been administered in accordance with its terms and all applicable Laws, and all contributions to or with respect to such plan, and all payments from such plan, required to be made under the terms of such plan have been made on a timely basis; (iii) to the extent such plan is subject to ERISA, such plan has at all times been maintained and operated in compliance with the applicable requirements of ERISA and the regulations issued thereunder, including but not limited to the requirements relating to reporting, disclosure and fiduciary duties;
         (iv) if such plan is subject to ERISA Section 406 or Code Section 4975, no prohibited transaction (as defined in ERISA Section 406 or Code
         Section 4975) which involves such plan has ever occurred; (v) no Litigation or written asserted claims exist against Company with respect to such plan or any fiduciaries of such plan (excluding only claims for plan benefits made in the normal course and operation of such plan), and there is no reason to believe that any such Litigation or claims are probable of assertion in the future; (vi) no additional benefits or acceleration in the time at which benefits will be paid or vest shall apply to such plan as a result of the transactions contemplated by this Agreement; and (vii) to the extent such plan is intended to provide severance benefits, no severance benefits shall be payable to any employee of Company under such plan by reason of the transactions contemplated by this Agreement.

                  3.21.4. Also, with respect to each current benefit plan which provides benefits to plan participants that are not subject to federal income tax so long as specific provisions of the Code are met (other than such a plan that is a multi-employer plan), such plan currently meets, and has always met from its inception, all such specific Code provisions. Benefit plans described herein include, but are not limited to, cafeteria plans, medical plans, group-term life insurance plans, educational assistance plans, dependent care assistance plans, incentive stock option plans and pension, profit sharing and stock bonus plans which are intended to qualify under Sections 401(a) and 501(a) of the Code. Also, with respect to each current benefit plan which is an employee pension benefit plan and which contains cash or deferred or salary reduction arrangements under which eligible employees can choose between an employer contribution to the plan on their behalf or additional salary, wages or compensation (other than such a plan that is a multi-employer plan), the cash or deferred or salary reduction arrangement of such plan qualifies as of the date hereof, and has always qualified from its inception, as a cash or deferred or salary reduction arrangement which meets all of the requirements set forth in
         Section 401(k) of the Code.

                  3.21.5. With respect to each current benefit plan (other than such a plan that is a multi-employer plan), such plan may be amended or terminated by Company in accordance with the applicable plan or law without liability to Company, except for liability for benefits accrued in the normal course and operation of the plan prior to the date of the amendment or termination (and, if such plan is qualified as a plan under Code Section 401(a), any other rights protected from reduction or elimination by Section 411(d)(6) of the Code).

                  3.21.6. With respect to each current benefit plan which is an employee pension benefit plan (other than such a plan that is a multi-employer plan), except as is otherwise noted in Schedule 3.21:
         (i) the IRS has determined that such plan satisfies all of the applicable requirements of Code Sections 401(a) and 501(a) which are in effect as of the date hereof, such determination has not been revoked by the IRS and there are no grounds for the revocation of such determination; (ii) no plan is a defined benefit pension plan subject to the minimum funding standards as set forth in Section 412 of the Code or has any liability to the Pension Benefit Guaranty Corporation (the "PBGC"); (iii) as of the date hereof such plan owns no employer security or employer real property (within the meaning of ERISA Section
         407); (iv) true and correct copies of the most recent annual financial report, IRS determination letter and IRS communication as to any plan audit with respect to such plan previously have been furnished by or on behalf of Sellers to Purchaser.

                  3.21.7. Company does not currently contribute nor has it ever contributed or been obligated to contribute to any multi-employer plan. Company has no liability or Loss as a result of being part of a controlled group of corporations with BRC. Company does not and has never utilized the services of any leased employees (whether or not within the meaning of Code section 414(n)).

         3.22     Taxes.

                  3.22.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  3.22.1.1. "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and the portion ending at 11:59 p.m. on the Closing Date of any taxable period that commences prior to, and includes (and ends after) the Closing Date.

                  3.22.1.2. "Tax" or "Taxes" means any federal, state, local, territorial, provincial, or foreign income, net income, gross income, gross receipts, single business, license, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Codess.59A), customs duties, import, export, capital, capital stock, documentary, franchise, profits, gains, withholding, social security (or similar), wage, payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, intangible, services, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, assessment, or similar charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed.

                  3.22.1.3. "Tax Return" means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, or attachment thereto, and including any amendment thereof.

                  3.22.2. Taxes and Tax Returns. Except as otherwise provided in
         Schedule 3.22:

                  3.22.2.1. All Tax Returns in respect of any Pre-Closing Tax Period required to be filed prior to the Closing Date by Company have been or will be filed in a timely manner and are or will be true, complete and correct in all respects. All Taxes owed by Company due on or before the Closing Date in respect of any Pre-Closing Tax Period Taxes have been or will be timely and fully paid. Except for the income tax returns for the year ended December 31, 2000, Company has not extended the time within which to file any Tax Return the result of which could be any claim against, or Loss (as hereinafter defined) to, the Company. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction or authority.

                  3.22.2.2. The provision made for Taxes on the Audited Balance Sheet is sufficient for the payment of all Taxes at the date of the Audited Balance Sheet and for all years and periods prior thereto. Since the date of the Audited Balance Sheet, Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company. The charges, accruals and reserves for Taxes due, or accrued but not yet due, relating to Company for any Pre-Closing Tax Period as reflected on the Estimated Closing Balance Sheet and the Final Closing Balance Sheet as an adjustment to Final Net Working Capital are and will be adequate to cover such Taxes.

                  3.22.2.3. No penalties or other charges are or will become due with respect to the late filing of any Tax Return required to be filed on or before the Closing Date.

                  3.22.2.4. Other than Liens for nondelinquent ad valorem property taxes arising by operation of law, there are no outstanding Tax Liens on any property or assets of Company, nor have any deficiencies for any Tax liability of Company been proposed, asserted or assessed which remain unpaid at the Closing.

                  3.22.2.5. With respect to all Tax Returns: (i) there is no action, suit, proceeding, investigation or claim pending or in progress or, to Company's or Sellers' knowledge, threatened regarding any Taxes relating to Company for any Pre-Closing Tax Period, and (ii) no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

                  3.22.2.6. Sellers have delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Company since January 1, 1996.

                  3.22.2.7. There are no audits of the Tax Returns of Company pending.

                  3.22.2.8. Company has not agreed to, nor is it required to make, any adjustment under Section 263A, Section 481, or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise that could result in a claim against, or Loss to, the Company.

                  3.22.2.9. All tax elections that are in effect with respect to Taxes affecting Company as of the date hereof have been made on Tax Returns filed by Company and delivered to Purchaser. After the date hereof, no election with respect to Taxes will be made without the written consent of Purchaser.

                  3.22.2.10. Company has not at any time consented under section 341(f)(1) of the Code (or any comparable provision of state, local or foreign Law) to have the provisions of section 341(f)(2) of the Code (or any comparable provision of state, local or foreign Law) apply to any disposition of any asset owned by it.

                  3.22.2.11. All Taxes that Company is required to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

                  3.22.2.12. No Person (as hereinafter defined) has executed or entered into a closing agreement pursuant to Section 7121 of the Code (or any comparable provision of state, local or foreign Law) that is currently in force.

                  3.22.2.13. There are no Tax sharing agreements to which Company is now a party.

                  3.22.2.14. Company is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment (either before or after the Closing Date) of any "excess parachute payments" within the meaning of Section 280G of the Code (or any comparable provision of state, local or foreign law) or in any compensation that will not be deductible pursuant to Section 162(m) of the Code (or any comparable provision of state, local or foreign law).

                  3.22.2.15. No power of attorney is currently in effect, and no Tax ruling has been requested of any governmental authority, with respect to any Tax matter relating to Company.

                  3.22.2.16. Company is not, and has never been, a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section
         897(c)(1)(A)(ii) of the Code.

                  3.22.2.17. No Seller is a person other than a United States person within the meaning of the Code.

                  3.22.2.18. Company has not or never has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country.

                  3.22.2.19. Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                  3.22.2.20. Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) does not have any liability for the Taxes of any person or entity under Reg. ss. 1.1502-6 (or any corresponding or similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  3.22.2.21. Company has not been a party to any Tax allocation or Tax sharing agreement. No property of Company (i) is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (iii) secures any debt the interest on which is exempt from Tax under Section 103 of the Code. Company does not have in effect any election for federal income tax purposes under Sections 108, 168, 338, 341, 441, 1017, 1033, 1502, or 4977 of the
         Code. Company has not been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement.

                  3.22.2.22. Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Codess. 6662. Company has not received a tax opinion with respect to any transaction relating to Company other than a transaction in the ordinary course of business. Company is not the direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect with respect to any transaction or tax opinion relating to Company. Company is not party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. Company is not party to a lease arrangement involving a defeasance of rent, interest or principal.

                  3.22.3. S Corporation Status. Company properly and timely filed a valid election under Code Section 1362 to be treated as an S corporation ("S Corp") as defined under Code Section 1361 for federal income tax purposes effective January 3, 1988 and has a corresponding election on the same date in effect under the laws of Wisconsin and Illinois. Such elections have remained in effect since such times and will remain in full force and effect through the Closing Date. Except for transactions contemplated by this Agreement, neither Sellers nor Company have taken any action or failed to take any action, nor has any event occurred, that would result in the revocation or termination of any of such elections at any time.

                  3.22.4. Basis in Assets. The adjusted basis of Company's assets for federal income Tax purposes in the aggregate did not exceed $19,000,000 as of the date of the Audited Balance Sheet. Company has no "net unrealized built-in gain" as such phrase is defined in Section 1374(d) of the Code (or any corresponding or similar provision of state, local, or foreign Law).

         3.23     Legal Proceedings.

         There are no outstanding Orders of any Governmental Entities applicable to Sellers, Company or its stores, facilities, business or properties. Except as set forth on Schedule 3.23, there are no actions, suits, claims, investigations, inquiries, demands, complaints or legal, administrative, civil, criminal or arbitration proceedings or investigations of whatever kind or nature (collectively, "Litigation") (whether or not the defense thereof or liabilities or Losses in respect thereof are covered by insurance) pending or, to Company's or Sellers' knowledge, threatened, against Sellers, Company, or any of its assets, stores, facilities, business or properties. All notices required to have been given to any insurance company listed as insuring against any Litigation set forth on Schedule 3.23 have been timely and duly given and no insurance company has asserted, orally or in writing, that such Litigation is not covered by the applicable policy relating to such Litigation. There is no Litigation pending or, to the Company's or Sellers' knowledge, threatened that would give rise to any right of indemnification on the part of any director or officer of Company or the heirs, executors or administrators of such directors or officers, against Company.

         3.24     Material Contracts.

                  3.24.1. Schedule 3.24 sets forth and describes all of the following contracts ("Material Contracts") to which Company is a party or by or to which its stores, facilities, properties or assets are bound or subject: (i) contracts with any current or former officer, director, shareholder, employee, consultant, agent or other representative or with any entity in which any of the foregoing is a controlling person; (ii) contracts with any Person for the manufacture or supply of any products sold by Company (other than contracts which do not involve an obligation in excess of $25,000 in a calendar year);
         (iii) contracts for the sale of any assets of Company, other than in the ordinary course of business, or for the grant to any Person of any option or preferential rights to purchase any assets of Company; (iv) media, marketing, merchandising or advertising agreements; (v) contracts under which Company agrees to indemnify any party or to share any liability of any party; (vi) contracts with suppliers or vendors;
         (vii) contracts, other than store leases, containing covenants of Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with Company in any line of business or in any geographical area;
         (viii) subleases or leases by Company where Company is the landlord or lessor; (ix) contracts requiring the payment to any person of an override or similar commission or fee; (x) contracts relating to the borrowing of money; (xi) contracts containing obligations or liabilities of any kind to Sellers, as the holders of Shares; (xii) contracts or options for the purchase of any property for a purchase price in excess of $25,000; (xiii) management or employment contracts and other similar agreements with any Person; (xiv) contracts pursuant to the terms of which there is either a current or future obligation or right of Company to make payments in excess of $25,000 or receive payments in excess of $25,000; (xv) any other contract that is material to the stores, facilities, properties, assets, business, results of operations or financial condition of Company; (xvi) contracts relating to the settlement of any claim in excess of $25,000; (xviii) equipment, machinery, truck and other personal property leases; and (xviii) contracts with any labor union or association representing any employee. Schedule 3.24 also lists and describes the status of all Material Contracts currently in negotiation or proposed by Company of a type which if entered into by Company would be required to be listed on
         Schedule 3.24 or on any other Schedule ("Proposed Material Contracts").

                  3.24.2. Company has delivered to Purchaser true and complete copies of all of the Material Contracts and drafts of all proposed Material Contracts set forth on Schedule 3.24. All of the Material Contracts were entered into in bona fide transactions in the ordinary course of business and are valid and binding upon the parties thereto in accordance with their terms and are in full force and effect. Company is not in default under any of such Material Contracts. No condition exists that with notice or lapse of time or both would constitute a default thereunder. No other party to any such Material Contract is in default thereunder. No condition exists that with notice or lapse of time or both would constitute a default thereunder. Except as described on Schedule 3.24, no approval or consent of any person is needed in order that the Material Contracts set forth on Schedule 3.24 continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement.

         3.25     Insurance.

         Schedule 3.25 sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of Company (specifying the policyholder, the amount of the coverage, the insurer, the type of the coverage, the risks insured and any pending claims thereunder). Such policies and binders are valid and binding in accordance with their terms, are in full force and effect, and insure against risks and liabilities to an extent and in a manner customary in the industry in which Company operates. Company is not in default with respect to any provision contained in any such policy or binder, nor has it failed to give any written notice or present any claim under any such policy or binder in due and timely fashion or in the manner or detail required by the policy or binder. There are no outstanding unpaid premiums under any such policy or binder. No such policy or binder is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Except as set forth on Schedule 3.25, Company has not received any notice of cancellation or non-renewal of or any disallowance of any claim under any such policy or binder. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy or binder. Such policies are sufficient for compliance by Company with all requirements of Law and with the requirements of all Material Contracts. There is no inaccuracy in any application for such policies or binders, failure to pay premiums when due, or similar state of facts that might form the basis for termination of any such insurance. Company has complied with all such policies in all respects. No event has occurred that would be reasonably likely to form the basis of a claim that would be covered by a policy of insurance held by or on behalf of Company that (i) has not been asserted; (ii) if asserted, would result in a material diminution of the remaining available coverage under such policy; and (iii) would have an adverse effect on the stores, properties, assets or business of Company. Schedule 3.25 also contains a true, accurate and complete description of all outstanding bonds and other surety arrangements involving more than $25,000 issued or entered in connection with the business and operations of Company.

         3.26     Accounts Receivable.

         All accounts receivable of Company have arisen from bona fide arms-length transactions in the ordinary course of business of Company. Each of the accounts receivable of Company to be set forth in the Final Closing Balance Sheet will be fully collectible, subject to any bad debt reserve reflected in the Final Closing Balance Sheet pursuant to Sections 1.4 and 5.25, by the Company in the ordinary course of business (without the necessity to institute any special collection proceedings or actions). Each of the accounts receivable of Company to be set forth in the Final Closing Balance Sheet is not subject to any counterclaims or rights of set-off and, to the extent not collectible, reserves in sufficient amounts exist and will exist on the Final Closing Balance Sheet to cover such contingency.

         3.27     Environmental Matters.

                  3.27.1. Company is in compliance with all applicable federal, state or local Laws pertaining to the regulation or protection of the environment or contamination or cleanup of Hazardous Materials (as hereinafter defined) (collectively "Environmental Laws").

                  3.27.2. Neither Company nor Sellers have received nor have knowledge of any claim, notice, order, directive, or information request from the United States Environmental Protection Agency, any state environmental protection agency, or any other agency, department or branch of a local, state or federal government (collectively "Environmental Agency"), or from any private corporation or Person, alleging liability or Loss under or violation of any Environmental Laws with respect to Company or Leased Real Property (as hereinafter defined) within the last five (5) years.

                  3.27.3. Except as disclosed on Schedule 3.27, Company has not caused the "release" (as defined in Environmental Laws) of any Hazardous Materials from Company's operations into, upon or under the Leased Real Property. There are no Hazardous Materials in, upon, under, about, migrating or threatening to migrate, to or from, or removed from and stored off-site of the Leased Real Property, except ordinary cleaning chemicals and solutions, suitably packaged goods offered for sale at retail and office supplies used for their intended purpose. "Hazardous Materials" shall mean all chemicals, substances and/or materials listed under or otherwise governed or regulated by any Environmental Laws including, without limitation, hazardous or toxic substances, wastes or materials, petroleum products, or any constituents thereof.

                  3.27.4. Company has provided or made available to Purchaser a copy of all environmental reports, tests, assessments, audits, and sampling results (collectively "Environmental Reports") available to it pertaining to Company or the Leased Real Property.

                  3.27.5. (i) no investigation, Order, agreement, Litigation or settlement under any Environmental Laws or with respect to any Hazardous Materials is proposed, or to Company's or Sellers' knowledge threatened or anticipated with respect to Company or the Leased Real Property; (ii) the Leased Real Property has not been used for solid or hazardous waste treatment, storage or disposal; and
         (iii) except as set forth on Schedule 3.27, there are not now and have never been any underground storage tanks in or upon any of the Leased Real Property.

                  3.27.6. Except as set forth on Schedule 3.27, all Permits required by any Environmental Agency (collectively, "Environmental Permits") have been obtained and are in effect with respect to Company and the Leased Real Property and no violation of any such Environmental Permits has occurred in the past five (5) years. No proceeding is pending or, to Company's or Sellers' knowledge, threatened which might result in revocation or limitation of any such Environmental Permits, and such Environmental Permits are not and will not be affected by the transactions contemplated by this Agreement.

         3.28     Fees or Commissions.

         Neither Sellers nor Company (including its directors, officers and employees) have employed any broker, agent or finder or incurred any liability for any brokerage fees, agent's commissions or finder's fees or other similar obligations in connection with the transactions contemplated hereby. Notwithstanding the above, the parties recognize Company's retention of AA as its financial advisor in connection with this transaction, the payment of fees to whom shall be the sole responsibility of Sellers. A copy of AA's engagement letter, as currently in effect, has been provided to Purchaser and, at the Closing, AA shall deliver to Company and Purchaser its release and satisfaction status that neither Company nor Purchaser has any obligation thereto with respect to such engagement or fees.

         3.29     Illegal Payments.

         Neither Company nor any Seller, director, officer, employee or agent of Company, or any other Person or entity on behalf of Company, has made or authorized any payment of funds of, or relating to, Company which is prohibited by any Law or Order.

         3.30     Principal Vendors.

         Schedule 3.30 contains a list of the ten (10) largest vendors of Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such vendor during each such year. Except as set forth on
Schedule 3.30, neither Company nor any Seller has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the vendors listed on Schedule 3.30 will not continue to be suppliers to Company after the Closing and will not thereafter continue to supply Company with substantially the same quantity and quality of goods at competitive prices.

         3.31     Real Estate.

                  3.31.1. Company does not own any interest in or to any land, buildings, structures, plants, facilities or other improvements.

                  3.31.2. Schedule 3.31 is a true, correct and complete schedule of all real property that is used or occupied by Company, including a description of all land and all encumbrances, easements and restrictions of record (or, if not of record, of which Company has notice or knowledge) granted or appurtenant to or otherwise affecting such real property, such use or occupancy being in accordance with, and pursuant to, any leases, subleases, licenses and other agreements (collectively, the "Real Property Leases"), the material terms of which are also set forth and described on Schedule 3.31, under which Company has the right to use or occupy, now or in the future, any real property (the land, buildings, structures and other improvements covered by the Real Property Leases being referred to herein as the "Leased Real Property"). Company has heretofore delivered to Purchaser true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements thereto) between Company and lessors. Each Real Property Lease is valid, binding and in full force and effect.

                  3.31.3. Company has good, valid, marketable, and insurable title to the leasehold estates created by the Real Property Leases in and to all Leased Real Property, in each case free and clear of all Liens, other than easements and restrictions of record (none of which interfere with the use of the Leased Real Property as currently utilized or adversely affect the marketability of title to the interest in said properties), and Liens for ad valorem property taxes and special assessments not yet due and payable but which have been and will be appropriately reserved against on the Audited Balance Sheet and the Final Closing Balance Sheet.

                  3.31.4. Except as set forth on Schedule 3.31, all rent and other sums and charges payable by Company under the Real Property Leases are current, and all other obligations of Company to be complied with under the Real Property Leases have been satisfied. Except as set forth on Schedule 3.31, Company and each respective lessor has complied with the terms of each Real Property Lease and no termination event or condition or uncured default exists under any Real Property Lease. Except as set forth on Schedule 3.31, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default or termination event or condition on behalf of either party to the Real Property Leases.

                  3.31.5. All of the land, buildings, stores, structures, plants, facilities and other improvements used or occupied by Company in the conduct of its business are included in the Leased Real Property.

                  3.31.6. Except as set forth on Schedule 3.31, there is no pending, or, to Company's or Sellers' knowledge, threatened or contemplated condemnation, expropriation or similar taking proceeding, with or without payment of compensation therefor, affecting the Leased Real Property or any part thereof or any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation, expropriation or similar taking action.

                  3.31.7. Except for general reassessments of property and assessments occurring on an annual basis and as a result of improvements made to the Leased Real Property and reassessments that may occur as a result of the transactions contemplated by this Agreement, there is no pending or contemplated reassessment of any parcel included in the Leased Real Property.

                  3.31.8. The permitted uses allowed under the zoning applicable to the Leased Real Property currently (or will as of the Closing) permit the current uses of the Leased Real Property for purposes of the business of Company undertaken thereon. There are now in full force and effect duly issued certificates of occupancy permitting the Leased Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. The construction and configuration of the improvements located upon the Leased Real Property currently (or will as of the Closing) comply with all applicable building and zoning codes, deed restrictions, ordinances and rules. True, complete and correct copies of the leases and other documents granting or relating to the leasing of the Leased Real Property, including all amendments and modifications thereto, have been provided to Purchaser by Company.

                  3.31.9. Except as set forth on Schedule 3.31 (but none of which interfere with the use of the Leased Real Property as currently utilized or adversely affect the marketability of title to the interest in said properties), the stores, facilities, buildings and other improvements of each parcel included in the Leased Real Property do not encroach on any easements or on any land not included within the boundary lines of such Leased Real Property and there are no neighboring improvements encroaching on such Leased Real Property.

                  3.31.10. The current uses of any parcel included in the Leased Real Property do not (or as of the Closing Date, will not) violate or conflict in any respect with (i) any covenants, conditions, easements or restrictions applicable thereto; (ii) the terms and provisions of any contractual obligations relating thereto; or (iii) the terms and conditions of any Laws or Orders, including zoning, building, and occupancy codes, applicable thereto.

                  3.31.11. Except as disclosed on Schedule 3.31, no approval or consent of any third party is necessary in order that the Real Property Leases continue in full force and effect following the consummation of the transactions contemplated in this Agreement. Except as disclosed on
         Schedule 3.31, none of the Leased Real Property is subject to any restrictions with respect to the transferability of the relevant interests therein to Purchaser.

                  3.31.12. Except as disclosed on Schedule 3.31, all of the stores, buildings, structures, improvements and fixtures with respect to the Leased Real Property are in a good state of repair, maintenance and operating condition and, except for normal wear and tear, there are no defects with respect thereto (including with respect to the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems), the same are sufficient to carry on the business of Company as conducted during the previous twelve months, and none of the disclosed defects would impair the day-to-day use of any such stores, buildings, structures, improvements or fixtures or would subject Company to liability under applicable Law.

                  3.31.13. Company has not received any notice, written or otherwise, of any violation of any applicable zoning law, other Law or order, relating to or affecting the Leased Real Property or Company's use or occupancy thereof, which has not been (or will not be prior to Closing) cured, and no basis for an assertion of such a violation exists.

                  3.31.14. Company is in peaceful and undisturbed possession of the Leased Real Property created under the Real Property Leases, and has good and valid permanent rights of ingress and egress to and from all Leased Real Property from and to the publicly dedicated highways for all usual street, road and utility purposes and other purposes necessary, convenient, or incidental to the business of Company. Other than as set forth on Schedule 3.31, no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Leased Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress.

                  3.31.15. There is not any claim of adverse possession or prescriptive rights involving any of the Leased Real Property.

                  3.31.16. Other than as set forth on Schedule 3.31, none of the Leased Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law. Although the Darlington supermarket is located in a flood plain, the property has been filled to an elevation above the flood plain. Although the parking lot of the Darlington property has been flooded from time to time, such flooding has not adversely affected the business or operation of the supermarket.

                  3.31.17. No public improvements have been commenced and none are planned which in either case may result in special assessments against or otherwise adversely affect any Leased Real Property or which would be the responsibility or obligation of the Company.

                  3.31.18. No certified survey map or other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by Company to Purchaser (or as a prerequisite to the recording of any conveyance document, assignment of any leasehold interest, or execution of any lease) of any Leased Real Property pursuant to the terms hereof.

         3.32     Disclosure.

         This Agreement, the Disclosure Schedule, and the exhibits to this Agreement delivered by or on behalf of Company and/or Sellers in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No document furnished by or on behalf of Company or Sellers to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading. All information and statements set forth on the Disclosure Schedule shall be deemed to be additional representations and warranties of Company and Sellers.

         3.33     Guarantors of Company Indebtedness.

         Schedule 3.33 includes a complete list of all Persons who have delivered currently effective guaranties of Company indebtedness or liabilities to any third party.

         3.34     Bank Accounts.

         Schedule 3.34 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         3.35     Funded Debt.

         Schedule 3.35 contains a true, complete and accurate listing of all of the Company's Funded Debt (including, without limitation, all William Brodbeck Obligations, all lines of credit and other notes payable, whether classified as long-term or current, but excluding any capitalized leases), including all amounts outstanding and accrued thereunder as of March 25, 2001. Schedule 3.35 also includes true and complete copies of all documents evidencing Company's obligations under such Funded Debt, as well as all documents evidencing any Liens on Company's assets or properties securing such Funded Debt. Schedule 3.35 also includes information on the applicable interest rate and scheduled maturity with respect to each Funded Debt obligation, as well as the name of the individual contact of each such creditor, the phone number thereof and the address thereof, together with per diem interest accruals and any scheduled principal payment dates anticipated prior to December 31, 2001. There are no prepayment penalties, charges or premiums of any kind payable by the Company applicable to any Funded Debt obligations.

         3.36     Representations and Warranties on Closing Date.

         The representations and warranties contained in this Article III shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                                  ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby makes the following representations and warranties to Company and Sellers, each of which is true, correct and complete as of the date of this Agreement, shall remain true, correct and complete to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Company or Sellers, and shall survive the Closing of the transactions provided for herein.

         4.1      Organization.

         Purchaser is a corporation validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and lawful authority to own, lease and operate its assets and properties and to carry on their businesses as now being and as heretofore conducted.

         4.2      Authorization.

         Purchaser has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Instruments. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Instruments have been duly authorized by its board of directors. No other or further corporate act or proceeding on the part of Purchaser is necessary to authorize this Agreement or the Ancillary Instruments or the consummation of the transactions contemplated hereby and thereby.

         4.3      No Violation.

         Neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Purchaser of the transactions contemplated hereby and thereby (a) will violate any Order of any Government Entity; (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entities (including, without limitation, under any "plant-closing" or similar law), or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Purchaser under, any term or provision of the Articles of Incorporation or By-laws of Purchaser or of any contract, commitment, understanding, arrangement, agreement or restriction or any kind or character, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Purchaser is a party or by which Purchaser or any of its or their assets or properties may be bound or affected.

                                   ARTICLE V.
                                    COVENANTS

         5.1      Conduct of the Business.

         Company and Sellers agree that, from the date hereof through the Closing, except to the extent otherwise permitted by this Agreement or consented to in writing by Purchaser, Company shall, and Sellers shall cause Company to:

                  5.1.1. operate its business only in the ordinary course and consistent in amount and nature with past practice;

                  5.1.2. use its best efforts to preserve Company's and its stores' and facilities' business organization intact, to retain the services of its employees and to preserve the goodwill and relationships with customers, suppliers, creditors and others having business relationships with it and them, maintain and repair all Company property, and maintain Company's books, accounts and records in its customary manner and consistent in amount and nature with past practice so as to fully and accurately reflect relevant information concerning Company;

                  5.1.3. take such action as may be reasonably necessary to preserve its properties and assets and to maintain its Permits;

                  5.1.4. maintain in full force and effect its insurance policies presently in effect;

                  5.1.5. comply with all applicable Orders or other Laws;

                  5.1.6. promptly advise Purchaser in writing of any adverse change in the financial condition, assets, stores, facilities, properties, business, markets or operations of Company and of any event or circumstance which will result in any such change or which will constitute a violation or breach of any representation, warranty or covenant contained in this Agreement;

                  5.1.7. not make or commit to make any salary or wage increase with respect to any officer or employee, except with respect to non-officers in the ordinary course of business and consistent in amount and nature with past practice, or enter into, amend or alter any benefit plan (as defined in Section 3.21.1), trust agreement or arrangement or any employment or consulting agreement;

                  5.1.8. not sell, transfer or otherwise dispose of or encumber any of its assets or properties, except for sales of inventory in the ordinary course of business;

                  5.1.9. review with, and receive the prior consent of, Purchaser on all decisions regarding vendor contracts, equipment purchases and sales, real property lease (including store sublease) renewals and any other significant major operational decisions;

                  5.1.10. not do or omit any act, or permit any omission to act, which may cause or result in a breach of any Material Contract;

                  5.1.11. except for borrowing under existing lines of credit, not incur any new credit facilities or new obligations for borrowed money concerning Company's business or mortgage, pledge or subject to Lien any assets of Company;

                  5.1.12. obtain Purchaser's consent to all extraordinary, unusual or long-term advertising, merchandising and marketing actions, initiatives, publications, promotions, campaigns, commercials, extraordinary or long-term print media or inserts, couponing, or other extraordinary, unusual or long-term commitments with respect to any of the foregoing and the like with respect to the operation of Company and its stores, facilities and business; and

                  5.1.13. not make any agreement or commitment to take any action referred to in Sections 5.1.1 through 5.1.12 above.

         5.2      Certain Filings, Consents and Action.

         As promptly as practicable after the date of this Agreement, Purchaser and Sellers will, and will cause each of their Affiliates to, make all filings required to be made by them to consummate the transactions contemplated by this Agreement. Purchaser and Sellers shall cooperate with each other in determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other Law or Order, or whether any consents, approvals or waivers are required to be obtained from other parties to Material Contracts in connection with the consummation of the transactions contemplated hereunder. To the extent that any filings, consents, approvals, permits or authorizations are required, Purchaser and Sellers shall cooperate and assist each other, in a commercially reasonable manner, in obtaining the same.

         5.3      Full Access.

         Company shall, and Sellers shall cause Company to, permit representatives and agents of Purchaser and AA to have full access (at all reasonable times and upon reasonable advance notice) to all stores, facilities, premises, properties, financial, accounting and Tax records, contracts, other records and documents, and personnel and vendors of or pertaining to Company; provided, that such access shall not materially disrupt Company's business operations and that all such access shall be coordinated through Company's chief financial officer. Company shall, and Sellers shall cause the officers and management of Company to, cooperate fully with Purchaser's representatives, attorneys, consultants and agents and to make themselves available to the extent necessary to complete Purchaser's due diligence process and the Closing.

         5.4      Public Announcements.

         Prior the Closing Date, Company, Sellers and Purchaser shall agree with each other as to the general form, timing and substance of any public announcement related to this Agreement or the transactions contemplated hereby, such agreement not to be unreasonably withheld or delayed, and consult with each other as to the general form, timing and substance of other public disclosures related hereto; provided, however, that nothing contained herein shall prohibit either party without the agreement of the other party, from making any disclosure of the transaction required by Law or Purchaser or Schultz deems necessary under federal or state securities Laws or under the applicable requirements of The Nasdaq Stock Market.

         5.5      Acquisition Proposals.

         Prior to the Closing or the termination or expiration of this Agreement, Company and Sellers will not, and Sellers shall cause Company and AA (as its and the Sellers' financial advisor) not to, directly or indirectly, through any officer, employee, director, representative, parent, Affiliate, broker, advisor or agent (a) seek, solicit, initiate or encourage the submission of inquiries, proposals or offers from any corporation, partnership, Person or other entity or group relating to any acquisition or purchase of the Shares or the assets, stores, facilities, properties or business of Company or any tender or exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation, dissolution or similar transaction seeking, directly or indirectly, to acquire all or any part of the Shares or Company's assets, stores, facilities, properties or business (each an "Acquisition Proposal"); (b) continue, participate or cooperate in or consider or pursue, any discussions or negotiations regarding any past, current or new Acquisition Proposal or furnish to any person or entity information concerning Company or any Acquisition Proposal; or (c) otherwise solicit or cooperate in any way with, or assist, or participate in, facilitate or encourage any effort or attempt by any person to make or enter into an Acquisition Proposal. Sellers and Company shall notify Purchaser, in writing, of the receipt of any new Acquisition Proposal and will promptly hereafter provide copies of all new Acquisition Proposals to Purchaser. Any such written notification of a new Acquisition Proposal shall summarize all material terms thereof, and if the new Acquisition Proposal is in writing, contain a complete copy of such Acquisition Proposal. Sellers and Company shall, promptly after the date hereof, obtain the return of all confidential information provided to any other interested parties prior to the date hereof and will provide true and correct copies to Purchaser of all confidentiality agreements entered into with all such interested parties. Such requests shall also advise the parties in possession of such confidential information of their continuing obligation of confidentiality with respect thereto.

         5.6      Supplements to Schedules.

         From time to time prior to the Closing Date, Sellers or Company may supplement or amend the Disclosure Schedules with respect to any matter arising after the date hereof which, if existing on or occurring prior to the date hereof, would have been required to be set forth thereon or which is necessary to correct any information contained herein. In the event Sellers or Company supplement or amend the Disclosure Schedules as provided under this Section 5.6, Purchaser may elect to close the transactions contemplated without waiving the breach of representation or warranty occasioned by such supplement or amendment. Unless waived by Purchaser in writing, all such claims shall be subject to the indemnification provisions of this Agreement.

         5.7      Further Assurances.

         After the Closing, Sellers will, at Purchaser's reasonable request from time to time and without further consideration, execute and deliver or cause to be executed and delivered to Purchaser such other instruments, documents of sale, transfer, conveyance, assignment and confirmation and take such other actions as Purchaser may reasonably request to carry out and effectuate the provisions hereof and the transactions contemplated hereby.

         5.8      Financial Information.

         From and after the date hereof until the Closing, Sellers shall provide Purchaser with copies of unaudited monthly financial statements of Company (including on a store-by-store basis) within 15 days after the end of each month. Prior to the date hereof, Company has provided Purchaser with copies of all monthly financial statements (including on a store-by-store basis) for January, February and March 2001 of Company.

         5.9      Material Consents.

         To the extent that the transactions contemplated herein may not be consummated without the Material Consent of another Person which has not been obtained, Company and Sellers shall use their best efforts in good faith to obtain any such required Material Consents as promptly as possible and Purchaser will cooperate with Sellers in obtaining all such Material Consents.

         5.10     WARN Act.

                  5.10.1. Company will continue its operations intact and without material change with its existing employees up to and through the Closing Date.

                  5.10.2. Purchaser expects to retain a sufficient number of employees in connection with the transactions contemplated by this Agreement such that Purchaser will not create any obligation to provide notice under the Worker Adjustment and Retraining Notification Act (the "WARN Act") in connection with the transactions contemplated by this Agreement.

                  5.10.3. With respect to store-level employees of Company, Company retains any obligations under the WARN Act through the Closing Date. If the notice requirements are triggered up to and through the Closing Date by action taken by Company, all liabilities for such notice will be assumed by Sellers. Similarly,

         Purchaser will assume any obligations under the WARN Act for the termination of Company's employees after the Closing Date. If the notice obligations are triggered after the Closing Date by action of Company or Purchaser, all liabilities for such notice will be assumed by Purchaser.

                  5.10.4. Although the notice rights for employees of Company under the WARN Act, if any, are preserved herein, this Agreement creates no other employment rights for any employees.

         5.11     Cash as of Closing Date.

         Sellers shall cause Company to have cash on hand at each of Company's eight supermarkets as of the Closing Date consistent with past practice in the ordinary course of business.

         5.12     Articles Amendment; Buy and Sell Agreement.

                  5.12.1. Articles Amendment. As promptly as practicable following the date hereof, but in any event prior to the Closing, Company shall, and Sellers shall cause Company to, take all necessary action to amend Company's Articles of Incorporation to (a) eliminate Company's right of first refusal with respect to the Shares contained in Article IV thereof; (b) change Company's corporate name to "Dick's Supermarket, Inc.;" and (c) change Company's registered agent and registered office, all in conformance with Purchaser's specifications, and all of which actions shall include, as applicable and without limitation, timely providing proper notice of a special shareholders meeting, obtaining the requisite votes or consents for approval of such amendment, and filing all necessary Articles of Amendment or other documents with the Wisconsin Department of Financial Institutions and all other Government Entities, all to the extent necessary to validly effect such amendment in accordance with applicable Law prior to or as of the Closing ("Articles Amendment").

                  5.12.2. Buy and Sell Agreement. As promptly as practicable following the date hereof, but in any event prior to the Closing, Sellers and Company shall, and Sellers shall cause Company to, take all necessary action to terminate the Buy and Sell Agreement (the "Buy and Sell Agreement") by and between Company and Primary Shareholders dated as of March 28, 1996.

         5.13     Estoppel Certificates.

         Other than with respect to Affiliated Leases, Sellers shall obtain and deliver to Purchaser, on or prior to the Closing Date, an estoppel certificate or status letter from the landlord under each Real Property Lease (as well as from the tenant under each sublease or lease where Company is the landlord), which estoppel certificate or status letter will certify (i) the lease to which it relates is valid and in full force and effect; (ii) the amounts payable by Company (or other tenant) under the Real Property Lease (or other lease or sublease) in question and the date to which the same were due; (iii) whether there are any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not (or with notice or lapse of time or both would) constitute a default thereunder and, if required by the terms of such Real Property Lease (or other lease or sublease) and the terms of this Agreement, that the landlord (or other tenant) consents to the change in ownership of Company.

         5.14     Noncompetition; Confidentiality.

         Subject to the Closing, and as an inducement to Purchaser to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to this Agreement, each Primary Shareholder hereby covenants and agrees as follows:

                  5.14.1. Covenant Not to Compete. Except as contemplated by the Employment Agreement, for a period of five (5) years from the Closing Date, no Primary Shareholder will directly or indirectly:

                  5.14.1.1. engage in, continue in or carry on any grocery or other retail food or beverage business or business that is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                  5.14.1.2. consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Company or Purchaser or any Affiliate of Company or Purchaser in any respect, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                  5.14.1.3. offer employment to or hire any employee of Company, without the prior written consent of Purchaser; or

                  5.14.1.4. engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the business of Company, Purchaser or any Affiliate of Company or Purchaser

         provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 1% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall be limited to the states of Wisconsin and Illinois and a one hundred (100) mile radius surrounding each store and/or other facility operated by the Company at Closing. The parties agree that Purchaser may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business of Company or Purchaser or any Affiliate of Company or Purchaser. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

                  5.14.2. Covenant of Confidentiality. No Seller shall at any time subsequent to the Closing, except as explicitly requested by Purchaser, (i) use for any purpose, (ii) disclose to any person, or
         (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Company or its business. For purposes hereof, "confidential information" shall mean and include, without limitation, all Intellectual Property, all proprietary information, all trade secrets, all customer lists and customer information, and all other information concerning Company's processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by Company.

                  5.14.3. Equitable Relief for Violations. Each Seller agrees that the provisions and restrictions contained in this Section 5.14 are necessary to protect the legitimate continuing interests of Purchaser in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available for such violation or breach and regardless of any other provision contained in this Agreement, Purchaser shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.14.

         5.15     Section 338(h)(10) Election.

                  5.15.1. Section 338(h)(10) Election. On or before the Closing Date, Sellers and Purchaser shall make an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign Tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares. Purchaser shall prepare at its expense the forms and schedules (including without limitation IRS Form 8023) and on the Closing Date both Purchaser and Sellers shall execute such forms and take whatever other steps necessary to effect such Section 338(h)(10) Election, subject to finalization thereof on the Settlement Date when the final Purchase Price is known. Sellers shall pay any Tax attributable to the making of the Section 338(h)(10) Election and shall indemnify Purchaser and Company (without any limitation under Article IX) against any Adverse Consequences (as hereinafter defined) arising out of any failure to pay such Tax. Sellers shall also pay any state, local, or foreign Tax (and indemnify Purchaser and Company against any Adverse Consequences arising out of any failure to pay such Tax) attributable to an election under state, local, or foreign law similar to Section 338(h)(10) of the Code.

                  5.15.2. Allocation of Purchase Price. The parties hereto agree that the Purchase Price and the liabilities of Company (plus other relevant items) will be allocated to the assets of Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with the methodologies and procedures set forth on Schedule
         5.15 (which Schedule 5.15 will state that inventory is to be written up by 17.8% from its otherwise stated lower of cost (at FIFO) or market value at the Closing Date (as determined pursuant to Section 1.4.4) and that leasehold improvements and equipment will have a combined fair market value of $9.0 million). Purchaser, Company and Sellers will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with values derived from such mutually agreed upon methodologies and procedures. To the extent applicable, on the Closing Date, the parties shall exchange and execute mutually acceptable IRS forms (and any equivalent state, local, and foreign Tax forms) reflecting such allocations which are to be filed with the IRS and/or any applicable state, local, or foreign Tax authority.

         5.16     Tax Matters.

         The following provisions shall govern the allocation of responsibility as between Purchaser, Company and Sellers for certain Tax matters following the Closing Date:

                  5.16.1. Tax Periods Ending on or Before the Closing Date. (i) Between the date of this Agreement and the Closing Date, Sellers shall file, or cause Company to file, on a timely basis all Tax Returns that are required to be filed by Company prior to the Closing Date (taking into account any extensions of time to file) and (ii) Purchaser shall prepare or cause to be prepared at Sellers' expense and file or cause to be filed all Tax Returns for all Pre-Closing Tax Periods which are filed after the Closing Date (other than income or franchise Tax Returns with respect to periods for which a Subchapter S income or franchise Tax Return is required). No position shall be taken on such Tax Returns by Sellers (or Company) that would adversely affect Purchaser or Company after the Closing. Sellers jointly and severally shall reimburse Purchaser for Taxes of Company and the expenses to prepare such Tax Returns with respect to such periods within ten (10) days after payment by Purchaser or Company of such Taxes to the extent such Taxes and expenses are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Balance Sheet.

                  5.16.2. Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax

         Returns of Company for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers jointly and severally shall pay to Purchaser within ten (10) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Company.

                  5.16.3. Cooperation on Tax Matters.

                           5.16.3.1. Purchaser, Company and Sellers shall
                  cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, appeal, hearing, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, appeal, hearing, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records or a copy thereof.

                           5.16.3.2. Purchaser and Sellers further agree, upon
                  request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           5.16.3.3. Purchaser and Sellers further agree, upon
                  request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder (if any).

                           5.16.4. Certain Taxes. All transfer, documentary,
                  sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

                           5.16.5. Adverse Consequences. "Adverse Consequences"
                  means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

         5.17     Income Tax Matters

                           5.17.1.1. Subchapter S Income Tax Returns and
                  Allocation of Tax. Sellers shall jointly and severally pay all federal, state, and local income and franchise Taxes accruing on or before the Closing Date. Sellers shall cause to be prepared and timely and properly filed on behalf of Sellers and Company all returns and filings with respect to federal and state income or franchise Taxes accruing on or before the Closing Date consistent with this Agreement. Sellers shall jointly and severally indemnify and hold harmless Purchaser and Company for any Taxes, penalties, interest, or other costs if such returns or filings are not timely or accurately filed or such Taxes are not timely paid in full. Such Taxes, returns, and filings shall be determined by closing Company's books and records as of and including the Closing Date, or if the allocation of an item of income, loss, deduction, or credit cannot be definitely allocated to an ascertainable date, such item shall be pro rated on a daily basis. Sellers, Company, and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors, and representatives to cooperate, in preparing and filing all returns, reports, and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

         5.18     Title Insurance.

         Prior to the Closing Date, Purchaser may obtain, at its cost and expense, title insurance commitments agreeing to issue to Purchaser standard form lessee's policies of title insurance with respect to all Leased Real Property, together with a copy of each document to which reference is made in such commitments. For all Leased Real Property, such policies shall be the currently effective standard ALTA Form leasehold owner's policies and in such amounts as such shall be reasonably acceptable to Purchaser. All policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Purchaser, and shall contain such endorsements as Purchaser shall reasonably request (including, but not limited to and to the extent available, an endorsement over rights of creditors, a "gap" endorsement, an access endorsement, a zoning 3.1 endorsement, a comprehensive endorsement, a tax parcel endorsement and a non-imputation endorsement, if requested by Purchaser or Purchaser's lender). If any such title insurance commitment reflects any defect in title which could adversely impact the use or operation of the Leased Real Property or Company's facilities or stores located thereon, then Purchaser shall so advise Primary Shareholders. Purchaser and Primary Shareholders shall then cooperate in good faith to mutually resolve each such defect to the mutual satisfaction of both parties. If the parties cannot reach a mutual resolution of all such defects prior to the Closing Date and the aggregate amount required to cure all such defects is less than $50,000 and Purchaser still insists on curing such defects, then Primary Shareholders and Purchaser shall each bear one-half of the cost to cure all of such defects. If the parties cannot reach a mutual resolution of all such defects prior to the Closing Date and the aggregate amount required to cure all such defects is $50,000 or more, then Purchaser shall have the option of either: (i) terminating this Agreement without obligation or liability to Sellers or Company pursuant to
Section 10.1.5 or (ii) closing the transactions contemplated herein and submitting the dispute to arbitration for final and binding resolution pursuant to Article XI and the non-prevailing party shall pay all costs and expenses of such arbitration and, if required by such arbitration proceeding, all costs and expenses of curing all such defects.

         5.19     Roof/HVAC/Systems Inspections.

         Prior to the Closing Date, Purchaser shall have the right, at its cost and expense, to conduct physical inspections of the roofs, foundations, exterior walls, windows and HVAC, electrical, plumbing and other systems of Company's stores, facilities, buildings, structures and properties. If such inspections shall indicate that a structural defect exists or other repair or replacement should be undertaken, then Purchaser shall so advise Primary Shareholders. Purchaser and Primary Shareholders shall then cooperate in good faith to mutually resolve how to cure such structural defect or complete such repairs or replacements to the mutual satisfaction of both parties. If the parties cannot reach a mutual resolution of how to cure such structural defect or complete such repairs or replacements prior to the Closing Date and the aggregate amount required to cure all such defects, repairs and replacements is less than $50,000 and Purchaser still insists on curing such defects, repairs and replacements then Primary Shareholders and Purchaser shall each bear one-half of the cost to cure all of such defects, repairs and replacements; provided, however, that nothing herein shall effect the

Company's obligation prior to Closing to complete and pay for or accrue all ordinary course capital expenditures under Section 5.20. If the parties cannot reach a mutual resolution of such defects, repairs and replacements prior to the Closing Date and the aggregate amount required to cure all such defects and repairs is $50,000 or more, then Purchaser shall have the option of either: (i) terminating this Agreement without obligation or liability to Sellers or Company pursuant to Section 10.1.5 or (ii) closing the transactions contemplated herein and submitting the dispute to arbitration for final and binding resolution pursuant to Article XI and the non-prevailing party shall pay all costs and expenses of such arbitration and, if required by such arbitration proceeding, all costs and expenses of curing all such defects, repairs and replacements.

         5.20     Ordinary Course Capital Expenditures.

         Prior to the Closing and after the date hereof, Company shall complete and pay for or accrue $100,000 of additional capital expenditures and improvements otherwise scheduled to be completed prior to the scheduled Closing Date in the ordinary course of business as set forth and described on Schedule
3.13. To the extent such dollar amount is not expended by Company prior to the Closing Date, such unexpended amount shall be accrued as a current liability of the Company for purposes of the Estimated Closing Balance Sheet and the Final Closing Balance Sheet.

         5.21     Repayment of Debt.

         At the Closing, Purchaser may elect to fully pay-off and satisfy some or all of Company's Funded Debt set forth on Schedule 3.35 and, to the extent so paid off, Purchaser and Company shall receive pay-off letters and UCC termination statements from each creditor receiving payment releasing all of such creditor's Liens with respect to the Company's assets or properties.

         5.22     Dick's Supermarket Foundation.

         Promptly after the Closing Date, Primary Shareholders shall take all actions necessary to change the name of Dick's Supermarket Foundation to a name not confusingly similar to "Dick's Supermarket," Company shall not have any further commitment or liability to such Foundation, and Sellers shall jointly and severally indemnify Purchaser (and the Company after the Closing) against any and all claims and/or Losses relating to Dick's Supermarket Foundation against Company or Purchaser, without limit or restriction under Article IX.

         5.23     Accrued Bonus Payments.

         Purchaser covenants and agrees to cause Company to pay to the Company employees designated by Robert Brodbeck bonus payments on the 75-day anniversary of the Closing Date in such amounts as specified by Mr. Brodbeck, but which in the aggregate shall not exceed the Bonus Accrual pursuant to Section 1.4.5; provided, however, that any such employees receiving such bonus payments must then still be employed by Company on the date of such bonus payments. All employees eligible to receive such potential bonus payments are set forth on Schedule 5.23. Nothing herein shall provide a right of continued employment by the Company to any such employees, who shall remain employees "at will."

         5.24     Escrow for Certain Post-Closing Employee Payments.

         The Purchaser and Sellers recognize that there will be certain liabilities at Closing related to payments to existing employees of the Company (pursuant to agreements or plans entered into prior to or on the Closing Date) which will not be paid at a time which will enable the income tax deductions for such payments to be reflected on the final S corporation return of the Company ending on the Closing Date. These payments include the Stay Bonuses to be paid to three executives of the Company (which Stay Bonus amounts will be reflected as current liabilities on the Estimated Closing Balance Sheet and the Final Closing Balance Sheet) and certain severance payments to be paid under the Company's April 17, 2001 Income Protection Plan to existing employees of the Company who are terminated by the Company after 75 days after the Closing Date (which severance payment amounts will not be reflected on the Estimated Closing Balance Sheet and the Final Closing Balance Sheet) ("Severance Payments"), as all such Severance Payment obligations are described on Schedule 5.24 (which
Schedule 5.24 includes or will include, estimated Severance Payment liabilities for two unidentified "senior level" employees (20 years or more service), two unidentified "middle level" employees (15-19 years of service) and two unidentified "lower level" employees (1-14 years of service)). Prior to or at Closing, the Purchaser and the Primary Shareholders will estimate the amount of the Severance Payments and will reduce the Purchase Price otherwise payable to Sellers on the Closing Date by such amount and will deposit such amount into an escrow account with an escrow agent acceptable to Purchaser. As Severance Payments are paid by the Company, Purchaser or Company shall be entitled to prompt reimbursement from the escrow account of the after-tax net cost to the Company (after taking into account all applicable payroll, FICA, FUTA, unemployment and similar payroll and other employee-related taxes) of such Severance Payments. As Stay Bonuses are paid by the Company, the Sellers shall be entitled to receive from the Company or Purchaser the amount of the after-tax net benefit of the Stay Bonuses to the Company (after taking into account all applicable payroll, FICA, FUTA, unemployment and similar payroll and other employee-related taxes). Any shortfall in the escrow account shall be the responsibility of the Sellers and any interest on the escrowed amount shall be for the benefit of the Sellers. The costs and fees of the escrow agent shall be divided evenly between Purchaser and Sellers. After one year from the Closing Date, the escrow shall terminate and any remaining escrowed amounts shall be delivered to Sellers. The payment of any Stay Bonuses or Severance Payments shall not be considered compensation for purposes of any Company employee benefit plan or agreement and Sellers shall indemnify and hold Company and Purchaser harmless against any such attribution of such payments for employee benefit plan or agreement purposes.

         5.25     Bad Debt Reserve.

         Prior to Closing, Primary Shareholders and Purchaser shall review Company's outstanding accounts receivable (including the payment history and credit worthiness thereof) and shall each cooperate with each other in good faith to determine the amount of any bad debt reserve (if any) that should be included as part of the Estimated Closing Balance Sheet and the Final Closing Balance Sheet.

         5.26     Schultz Guaranty.

         Simultaneous with the execution of this Agreement, Schultz is executing and delivering the Schultz Guaranty.

                                  ARTICLE VI.
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Purchaser in writing delivered to Sellers prior to or at the
Closing:

         6.1      Representations and Warranties True as of the Closing Date.

         The representations and warranties of Company and Sellers contained in this Agreement and in any certificate, instrument or document delivered to Purchaser in connection therewith and in the Disclosure Schedule and exhibits hereto shall be deemed to have been made again on and as of the Closing Date and shall be true and correct as of the Closing Date.

         6.2      Performance by Company and Sellers.

         Each of the covenants, agreements and obligations to be performed or satisfied by Company and Sellers on or before the Closing Date pursuant to the terms hereof shall have been duly performed or satisfied on or before the Closing Date including, without limitation, delivery of the documents, instruments and writings required to be delivered pursuant to Section 2.2.

         6.3      Material Consents.

         All notices to, permits, authorizations, approvals, consents and waivers from any Governmental Entities and all Material Consents required in order to consummate the transactions contemplated hereby shall have been made or obtained in form and substance acceptable to Purchaser.

         6.4      Absence of Litigation.

         No Litigation seeking to enjoin or prevent the consummation of, or seeking damages or other relief in connection with, the transactions contemplated under this Agreement shall be pending or threatened. No preliminary or permanent injunction or other Order shall have been issued by any federal or state court of competent jurisdiction or any Government Entity which prevents the consummation of the transactions contemplated hereby and no such injunction or order shall remain in effect, and no action shall have been taken nor shall any Law have been enacted by any Government Entity that makes consummation of the transactions contemplated hereby illegal.

         6.5      No Material Adverse Change.

         Company shall have carried on its business in the normal course and consistent with past practice and, since the date of the Audited Balance Sheet, there shall not have been any material adverse change in the financial condition, assets, properties, business, prospects, markets or operations of Company or any event or circumstance which will likely result in any such change.

         6.6      Title.

         Company shall have good, marketable and, if insurable, insurable title to all of its assets and properties, free and clear of all Liens, except liens
(i) for current taxes and special assessments not yet due and payable, and (ii) easements, restrictions and other interests of record and such matters as an accurate survey would show.

         6.7      Resignations.

         Resignations of all directors of Company, except Robert J. Brodbeck, and all officers for which Purchaser requests such resignations a reasonable time prior to the Closing Date, shall have been received by Purchaser.

         6.8      Landlord Estoppel Certificates.

         All Estoppel Certificates required by Section 5.13 shall have been obtained.

         6.9      General Releases.

         All General Releases shall have been received by Purchaser.

         6.10     Buy and Sell Agreement.

         Primary Shareholders and Company shall have taken all necessary action to terminate the Buy and Sell Agreement and evidence thereof shall be provided to Purchaser at Closing.

         6.11     Prairie Du Chien Store Construction Project.

         Prior to Closing, Purchaser shall inspect and review the plans, terms and conditions of the proposed road widening construction project in front of the Company's Prairie du Chien supermarket and shall be satisfied that such project will not materially adversely affect the business or operations of such supermarket. Any assessments or other related costs of construction relating to such project shall be the sole responsibility of BRC and not the Company.

         6.12     Platteville Conditional Use Permit.

         Prior to Closing, Primary Shareholders shall cause to be issued to the Company a conditional use permit, in form and substance satisfactory to Purchaser, allowing Company to continue to operate its manufacturing facility at its Platteville, Wisconsin location without violation or breach of any and all applicable zoning restrictions.

         6.13     Repair/Replacement of Cakeroom Ventilation System.

         Prior to Closing, Primary Shareholders shall cause BRC, at BRC's sole cost and expense, to repair or replace the ventilation system at the Company's Platteville bakery and delicatessen manufacturing facility in order to fully cure and abate any and all prior claims with respect to the air quality of the cakeroom thereof, and Primary Shareholders jointly and severally shall indemnify Purchaser (and the Company after the Closing) with respect to any and all claims and/or Losses with respect thereto or arising out of any and all prior deficiencies in such ventilation system.

         6.14     Reorganization Approval.

         The shareholders of Schultz shall have approved Schultz's pending corporate reorganization as described in Purchaser's Form S-4 Registration Statement originally filed with the Securities and Exchange Commission on February 26, 2001, including without limitation the formation of a new publicly traded holding company pursuant to which Fresh Brands, Inc. shall become the parent corporation to Schultz.

         6.15     Title Insurance.

         Purchaser shall have obtained good and valid and satisfactory title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Closing Date, conforming to the specifications set forth in Section
5.18 hereof and all defects identified therein shall have been satisfied in accordance with Section 5.18.

         6.16     Inspection.

         Purchaser shall have satisfactorily completed the inspections pursuant to Section 5.19 and all actions required to be taken pursuant to Section 5.19 shall have been undertaken or completed.

         6.17     Other Agreements.

         All of the Ancillary Instruments not otherwise listed in this Article VI shall have been executed and delivered as contemplated by this Agreement.

                                  ARTICLE VII.
                CONDITIONS TO OBLIGATIONS OF COMPANY AND SELLERS

         The obligations of Company and Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Company and Sellers in writing delivered to Purchaser prior to or at the Closing:

         7.1      Representations and Warranties True as of the Closing Date.

         The representations and warranties of Purchaser contained in this Agreement and in any certificate, instrument or document delivered to Sellers in connection therewith shall be deemed to have been made again on and as of the Closing Date and shall be true and correct as of the Closing Date.

         7.2      Performance by Purchaser.

         Each of the covenants, agreements and obligations to be performed or satisfied by Purchaser on or before the Closing Date pursuant to the terms hereof shall have been duly performed or satisfied on or before the Closing Date including, without limitation, delivery of the documents, instruments and writings required to be delivered pursuant to Section 2.3.

         7.3      Absence of Litigation.

         No Litigation seeking to enjoin or prevent the consummation of, or seeking damages or other relief in connection with, the transactions contemplated under this Agreement shall be pending or threatened. No preliminary or permanent injunction or other Order shall have been issued by any federal or state court of competent jurisdiction or any Government Entity which prevents the consummation of the transactions contemplated hereby and no such injunction or Order shall remain in effect, and no action shall have been taken nor shall any Law have been enacted by any Government Entity that makes consummation of the transactions contemplated hereby illegal.

         7.4      Other Agreements.

         Any of the agreements, documents or instruments to be delivered as contemplated herein, not otherwise listed in this Article VII, shall have been executed and delivered as contemplated by this Agreement.

                                 ARTICLE VIII.
            SURVIVAL OF REPRESENTATIONS AND WARRANTIES AFTER CLOSING.

         8.1      Representations and Warranties of Company and Sellers.

                  8.1.1. All representations, warranties, covenants and agreements of Company and Sellers shall survive the execution and delivery of this Agreement and the Closing hereunder, except for the "Terminating Representations" set forth in
         Schedule VIII hereto. The representations and warranties contained in Sections 3.1 (Due Organization and Authority), 3.2 (Authorization), 3.3 (Subsidiaries and Other Affiliates), 3.5 (Outstanding Capital Stock and William Brodbeck Obligations), 3.6 (Options and Other Rights), 3.8 (Sellers), 3.14 (Title) and 3.28 (Fees or Commissions) (collectively, the "Perpetual Representations"), and the obligations, liabilities and duties of Company and Sellers pursuant to the Company's and Sellers' covenants and agreements herein, including Article IX to indemnify Purchaser (and Company after Closing) with respect to Losses (as defined below) related to such representations and warranties, shall survive the execution and delivery of this Agreement and the Closing hereunder indefinitely. Except as otherwise specifically provided above or elsewhere in this Agreement, all other representations and warranties (but not covenants and agreements) of Company and Sellers contained in this Agreement or in any certificate, instrument, writing, or documents delivered pursuant to this Agreement and in the Disclosure Schedule delivered pursuant hereto, and the obligation of Sellers pursuant to Article IX to indemnify Purchaser (and Company after the Closing) with respect to Losses related to such representations and warranties, shall terminate and expire (i) on the General Survival Date, as defined and described in Schedule VIII, with respect to any General Claim (as hereinafter defined) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which Purchaser shall not have given notice to Sellers on or prior to the General Survival Date; (ii) on the date that is six months after the date upon which the Loss to which any such Tax Claim (as hereinafter defined) may relate is barred by all applicable statutes of limitation with respect to which Purchaser shall not have given notice to Sellers on or prior to such foregoing date; and (iii) on the date that is six months after the date upon which any Litigation Claim (as hereinafter defined) is barred by all applicable statutes of limitation with respect to which Purchaser shall not have given notice to Sellers on or prior to such foregoing date. Notwithstanding the prior provisions hereof, no representation or warranty shall be deemed to have expired or terminated to preclude any claim of breach or violation thereof, or Loss related thereto, which is predicated on fraud or intentional misrepresentation.

                  8.1.2. As used in this Agreement, the following terms have the following meanings:

                           8.1.2.1. "General Claim" means any claim or Loss
                  (other than a Tax Claim, Environmental Claim, Litigation Claim or claim or Loss related to any inaccuracy in or breach of a Perpetual Representation) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of Company and/or Sellers contained in this Agreement or in any certificate, instrument, writing or document delivered pursuant to this Agreement and in the Disclosure Schedule delivered pursuant hereto.

                           8.1.2.2. "Tax Claim" means any claim or Loss based
                  upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of Company and/or Sellers contained in this Agreement or in any certificate, instrument, writing or document delivered pursuant to this Agreement and in the Disclosure Schedule delivered pursuant hereto related to Taxes or Tax Returns (including, without limitation, representations and warranties contained in Section 3.22).

                           8.1.2.3. "Litigation Claim" means any claim or Loss
                  based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of Company and/or Sellers contained in this Agreement or in any certificate, instrument, writing or document delivered pursuant to this Agreement and in the Disclosure Schedule delivered pursuant hereto related to Litigation or Orders (including, without limitation, representations and warranties contained in Sections 3.15 or 3.23 ).

                           8.1.2.4. "Environmental Claim" means any claim or
                  Loss based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation or warranty of Company and/or Sellers contained in this Agreement or in any certificate, instrument, writing or document delivered pursuant to this Agreement and in the Disclosure Schedule delivered pursuant hereto related to Environmental Laws (including, without limitation, representation and warranties contained in Section 3.27 and all matters set forth in
                  Schedule 3.27) or (ii) any Environmental Condition (including, without limitation, all matters set forth on Schedule 3.27). An "Environmental Condition" means the presence of any Hazardous Material, any leaking (or potential leaking) or non-conforming underground or aboveground storage or fuel tank or any other actual or potential violation of any applicable Environmental Laws at, in, on or under any of Company's stores, facilities, buildings, structures or any other Leased Real Properties that, under applicable Environmental Laws or in the professional opinion of an environmental consultant, must or should be remediated, corrected, cured, removed, eliminated or investigated (including, without limitation, all matters set forth in Schedule 3.27); provided, however, that the term "Environmental Condition" does not include any condition arising from any event that first occurs after the Closing Date solely as a result of Company's use of the Leased Real Properties, unless Company, BRC or any third party caused the condition, or the event or such condition otherwise first occurred prior to the Closing Date.

         8.2      Representations and Warranties of Purchaser.

         All representations, warranties, covenants and agreements of Purchaser shall survive the execution and delivery of this Agreement and the Closing hereunder including, without limitation, the provisions of Article IX hereof. All representations and warranties of Purchaser (but not covenants and agreements) contained in this Agreement or in any certificate, instrument, writing, document or schedules delivered by Purchaser pursuant to this Agreement shall terminate and expire on the General Survival Date with respect to any claims based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which Sellers shall not have given notice to Purchaser on or prior to the General Survival Date.

                                  ARTICLE IX.
                            GENERAL INDEMNIFICATION.

         9.1      Joint and Several Obligation of Sellers to Indemnify.

                  9.1.1. From and after the date hereof, subject to the applicable limitations contained in Article VIII, Sellers agree to jointly and severally indemnify, defend and hold harmless Purchaser (and each of its directors, officers, employees, shareholders, Affiliates (including Company after the Closing), successors and assigns) from and against all losses, liabilities, damages, deficiencies, debts, obligations, demands, claims, actions, judgments, settlements, awards, penalties or causes of action, assessments, costs or expenses, including, without limitation, consequential, punitive or incidental damages and losses, interest, penalties and reasonable attorneys' fees and disbursements, including, without limitation, those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision ("Losses"), based upon, arising out of or in connection with:

                           9.1.1.1. any inaccuracy in or any breach of any
                  representation, warranty, covenant or agreement of Company and/or Sellers contained in this Agreement or in any certificate, instrument, writing, or document delivered pursuant to this Agreement, and in the Disclosure Schedule hereto, with the exception of the representations and warranties contained in Section 3.22 (with respect to which indemnification provisions are separately set forth in Section 9.4);

                           9.1.1.2. other than as specifically provided herein,
                  all professional and other fees, expenses and commissions of or incurred by Company or Sellers in connection with or related to the transactions contemplated herein and/or the sale of the Shares (including particularly, but without limitation, attorneys' fees and expenses, accountants' fees and expenses and financial advisor fees and expenses) (collectively, "Professional Fees");

                           9.1.1.3. any Litigation, claims, liabilities and
                  Losses arising from the operation of the business of Company prior to Closing that are not fully reflected on the Final Closing Balance Sheet, including claims by employees of Company arising out of their pre-Closing employment by Company;

                           9.1.1.4. to the extent not otherwise covered by
                  Company's existing insurance policies, any Litigation by, claims of, or liabilities or Losses (including the payment of deductible or copay amounts) relating to, Rick

                  Trausch and/or Kelly Boyle and/or any other Litigation identified on Schedule 3.23 or violation of Law or Order set forth on Schedule 3.15 ("Specifically Identified Losses");

                           9.1.1.5. to the extent not otherwise covered by
                  Company's existing insurance policies, any Litigation, claims, liabilities or Losses (including the payment of deductible or copay amounts) relating to product liability or recall for products manufactured or sold by Company prior to the Closing Date ("Product Claims");

                           9.1.1.6. any Litigation, claims, liabilities and
                  Losses arising from the operation of the business prior to Closing under applicable state escheat or similar Laws ("Escheat Claims"); and

                           9.1.1.7. any Litigation, claims, liabilities or
                  Losses related to Environmental Claims.

         9.2      Obligation of Purchaser to Indemnify.

         From and after the date hereof, subject to the applicable limitations contained in Article VIII, Purchaser agrees to indemnify, defend and hold harmless Sellers from and against all Losses based upon, arising out of or in connection with otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any certificate, instrument, writing, document or schedule delivered pursuant to this Agreement.

         9.3      Third Party Claims; Notice and Opportunity to Defend.

                  9.3.1. Notice of Third-Party Asserted Liability. Promptly after receipt by any party hereto (the "Indemnitee") of notice from any third party (other than a party hereto) of any demand, claim or circumstances which, presently or with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (a "Third-Party Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to Sections 9.1 or 9.2 (the "Indemnifying Party"); provided, however, that the failure to so notify the Indemnifying Party shall not reduce or affect the Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced thereby. The Claims Notice shall describe the Third-Party Asserted Liability in reasonable detail, including the alleged basis for assertions, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                  9.3.2. Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, in good faith at its or their own expense and by its or their own counsel, any Third-Party Asserted Liability. If the Indemnifying Party elects to compromise or defend such Third-Party Asserted Liability, it shall within 10 days (or sooner, if the nature of the Third-Party Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third-Party Asserted Liability. Such an election shall constitute the Indemnifying Party's complete assumption (vis-a-vis the Indemnitee) of responsibility for such Third-Party Asserted Liability and any Losses with respect thereto (including, without limitation, the responsibility to undertake in good faith the immediate defense of such Third-Party Asserted Claim at its own expense). If the Indemnifying Party elects not to compromise or defend the Third-Party Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, then the Indemnitee shall have the exclusive right to pay, compromise or defend such Third-Party Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim without the consent of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Third-Party Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee and Company shall make available to the Indemnifying Party any books, records or other documents within their control that are necessary or appropriate for such defense.

                  9.3.3. Indemnitee's Rights. Anything in this Section 9.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Third-Party Asserted Liability may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, the Indemnitee shall have the exclusive right to defend, compromise or settle such Third-Party Asserted Liability (without the obligation to obtain the consent of the Indemnifying Party to any compromise or settlement), and (ii) the Indemnifying Party shall not, without the written consent of the Indemnitee, settle or compromise any Third-Party Asserted Liability or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such Third-Party Asserted Liability.

         9.4      Tax Indemnities.

                  9.4.1. From and after the Closing Date (without limitation as to time), Sellers agree to jointly and severally indemnify, defend and hold harmless Purchaser (and its directors, officers, employees, Affiliates, successors and assigns) from:

                           9.4.1.1. all liability for Taxes of Company for
                  Pre-Closing Tax Periods unless otherwise expressly accrued on the face of the Final Closing Balance Sheet;

                           9.4.1.2. all out-of-pocket fees and expenses
                  (including, but not limited to, legal or accounting fees) incurred with respect to any item indemnified pursuant to
                  Section 9.4.1.1 above; and

                           9.4.1.3. all Tax Claims and any inaccuracy in or any
                  breach of any representation, warranty, covenant or agreement of Company and/or Sellers contained in this Agreement or in any certificate, instrument, writing, or document delivered pursuant to this Agreement, and in the Disclosure Schedule hereto pursuant to Sections 3.22, 5.16 and 5.17.

                  9.4.2. Straddle Periods. In the case of any taxable period that commences prior to and includes (but does not end on) the Closing Date (a "Straddle Period"), the Taxes of Company for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed (i) as if such taxable period ended as of 11:59 p.m. on the Closing Date and (ii) (a) in the case of real and personal property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts) on a per diem basis in accordance with Company's accounting for taxes in its financial statements, consistently applied, and, (b) in the case of other Taxes, as determined from the books and records of Company consistent with the past accounting practices of Company. Sellers' obligation to indemnify Purchaser pursuant to the above with respect to Taxes for a Straddle Period shall be limited to an amount equal to the excess of (i) Taxes for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period (as calculated pursuant to the preceding sentence) over (ii) the amount of Taxes for the Straddle Period paid by Company on or prior to the Closing Date or accrued or reserved for on the face of the Final Closing Balance Sheet.

         9.5      Indemnification of Non-Third Party Claims.

                  9.5.1. Notice of Non-Third Party Claims. The Indemnitee shall provide written notice of any claim between the parties hereto (other than a Third Party Asserted Liability) for which indemnification is believed to be due hereunder to the Indemnifying Party, stating the facts and circumstances giving rise to the claim (to the extent then known), specifying the amount of the claim (to the extent then known) and making a request for any indemnification payment then believed due under this Article IX. Any such claim shall be conclusive against the Indemnifying Party in all respects twenty (20) days after receipt by the Indemnifying Party of such notice, unless within such period the Indemnifying Party sends the Indemnitee a notice disputing the propriety of such claim under this Article IX. Such notice of dispute shall describe in reasonable detail the reasons and basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification under this Article IX. Upon receipt of any such notice of objection, both the Indemnitee and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next thirty (30) days. If a mutually acceptable resolution cannot be reached between the Indemnitee and the Indemnifying Party within such thirty (30)-day period, then either party may submit the dispute for resolution by a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in a city mutually selected by the Indemnitee and the Indemnifying Party (or, if no city can be mutually agreed upon within fifteen (15) days, then in Chicago, Illinois); provided, however, that (i) one arbitrator shall be selected by the Indemnitee, the second arbitrator shall be selected by the Indemnifying Party, and the third arbitrator shall be selected by the two previously selected arbitrators and (ii) in all respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules. The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrators. The arbitrators shall give the Indemnitee and the Indemnifying Party written notice of the decision, with the reasons therefor set out, and the arbitrators shall have thirty (30) days thereafter to reconsider and modify such decision if either the Indemnifying Party or the Indemnitee so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrators shall be final, binding, and nonappealable with respect to the Indemnitee and the Indemnifying Party and all other persons, including (without limitation) persons who have failed or refused to participate in the arbitration process. The arbitrators shall determine whether and to what effect to require the Indemnitee or the Indemnifying Party to pay or reimburse all or any part of the other party's attorneys' fees and disbursements and other costs and expenses incurred in connection with such arbitration.

         9.6      Payment.

         The Indemnifying Party shall promptly pay the Indemnitee any amount due under this Article IX, which payment may be accomplished in whole or in part, at the option of the Indemnitee, by the Indemnitee setting off any amount owed to the Indemnifying Party by the Indemnitee or an Affiliate and/or by delivery to Indemnitee of cash. To the extent set-off is made by an Indemnitee in satisfaction or partial satisfaction of an indemnity obligation under this
Article IX that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnitee, the Indemnitee shall pay the Indemnifying Party the amount which was set off and not owed, together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any Third Party Asserted Liability, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, and/or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other claims of the Indemnitee with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the

Indemnifying Party shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against the third party who made such claim.

         9.7      Limitations on Indemnification.

                  9.7.1. Insurance Offset. The computation of the amount of indemnification claims under this Article IX shall be adjusted to give credit to the Indemnifying Party for any amounts actually and irrevocably recovered by the Indemnitee with respect to the matter for which the Indemnitee is being indemnified under insurance policies for the benefit of the Indemnitee that reduce a claim that would otherwise be sustained, (i) net of any increase that will occur, or that is reasonably likely to occur, in insurance premiums payable by the Indemnitee, whether by retrospective or retroactive premium adjustments or any other premium increase under the policy or policies under which the claim is made, or any other policy where the increase results directly from filing the claim; (ii) net of reasonable attorneys' fees and expenses and other out-of-pocket costs of the Indemnitee incurred in connection with the Indemnitee's collection of such coverage which are not otherwise actually recovered by the Indemnitee; (iii) net of the cost to the Indemnitee of any deductible, retention or co-payment amount with respect to such coverage; (iv) net of the cost to the Indemnitee of any amounts in excess of applicable policy coverages; (v) net of the cost of any loss of insurance coverage for subsequent claims under such policies resulting directly from such claims; and (vi) less, dollar for dollar, the amount by which the claim when filed or at any time during the applicable policy period, either singly or in the aggregate with all other claims made under the applicable policy or policies, exceeds a policy coverage limit; provided, however, that this
         Section 9.7.1 shall apply only if this provision does not constitute an improper waiver of the insurer's rights of subrogation against the Indemnifying Party. Notwithstanding the foregoing, Purchaser shall not have any obligation or liability to pay for the maintenance of coverage for Purchaser or Company under any of Purchaser's or Company's policies of insurance after the Closing, or to obtain approval for any waiver of rights of subrogation.

                  9.7.2. Monetary Limitations. The following monetary limitations shall apply to Sellers' indemnification obligations pursuant to this Article IX:

                           9.7.2.1. Cap Amount. The maximum aggregate amount of
                  Sellers' obligation to provide indemnification pursuant to this Article IX for breaches of representations and warranties (but which limitation shall not apply to breaches of covenants and agreements) shall equal the Cap Amount, as defined and set forth in Schedule VIII; provided, however, that the Cap Amount shall not apply in respect of, or otherwise count against or be reduced by (and Sellers shall be fully and solely liable without limitation for), all Excluded Claims, as defined and set forth in Section 9.7.2.4 or shall otherwise be affected by the Deductible Amount or De Minimis Amounts.

                           9.7.2.2. Deductible Amount. Sellers shall not be
                  obligated to indemnify pursuant to this Article IX for breaches of representations and warranties (but which limitation shall not apply to breaches of covenants and agreements) until and unless the aggregate of all indemnification claims pursuant to this Article IX against Sellers for breaches of representations and warranties exceeds the Deductible Amount, as defined and set forth in Schedule VIII, after which Sellers shall be obligated to indemnify for all such claims and Losses, excluding the Deductible Amount and subject to the Cap Amount; provided, however, that the Deductible Amount shall not apply in respect of, or otherwise count against or be reduced by (and Sellers shall be fully and solely liable without limitation for), all Excluded Claims. The Deductible Amount shall not be reduced or otherwise affected by claims or Losses that are less than the De Minimis Amount, as provided pursuant to Section 9.7.2.3.

                           9.7.2.3. De Minimis Amount. Sellers shall not be
                  obligated to indemnify pursuant to this Article IX for breaches of representations and warranties (but which limitation shall not apply to breaches of covenants and agreements) with respect to any particular single or individual claim or Loss to the extent that such particular single or individual claim or Loss resulting from such breach is less than the De Minimis Amount, as defined and set forth in Schedule VIII; provided that (i) if the amount of such particular single or individual claim or Loss equals or exceeds the De Minimis Amount, then Sellers shall be liable for all claims or Losses related thereto (subject to the other provisions of this Article IX) and (ii) in each case, any claim or Loss or series of claims or Losses arising out of or relating to the same, substantially similar or substantially related facts, circumstances, occurrences, transactions or conditions shall be aggregated and constitute one single or individual claim or Loss hereunder; provided, however, that the De Minimis Amount shall not apply in respect of, or otherwise count against or be reduced by (and Sellers shall be fully and solely liable without limitation for), all Excluded Claims.

                           9.7.2.4. Excluded Claims. Notwithstanding the
                  foregoing, the Cap Amount, the Deductible Amount and the De Minimis Amount shall not apply to, or otherwise count against or be reduced by, and Sellers shall be fully and solely jointly and severally liable to the full extent of any and all claims or Losses based on (i) fraud or intentional misrepresentation; (ii) breaches or inaccuracies of the Perpetual Representations; (iii) Tax Claims or other claims or Losses pursuant to Section 9.4; (iv) claims or Losses for Professional Fees pursuant to Section 9.1.1.2; (v) claims, liabilities or Losses related to covenants and agreements herein or in the Ancillary Instruments; (vi) Purchase Price adjustments under Section 1.4; (vii) Litigation claims, liabilities or Losses related to Product Claims; (viii) Litigation, claims, liabilities or Losses related to Specifically Identified Losses; (ix) Litigation, claims, liabilities or Losses related to Escheat Claims; and (x) Litigation, claims, liabilities or Losses related to Environmental Claims.

                  9.7.3. Purchaser's Limitations. No claims or Losses may be asserted against Purchaser, other than for payment of the Purchase Price in accordance with this Agreement, until and unless the aggregate of all claims and Losses against Purchaser exceeds the Deductible Amount, after which all such claims, excluding the Deductible Amount, may be asserted; provided, however, that Purchaser shall not be obligated to indemnify pursuant to this Article IX with respect to any individual claim or Loss that is less than the De Minimis Amount and any individual claims or Losses that are less than the De Minimis Amount shall not reduce the Deductible Amount as it applies to Purchaser hereunder. In no event shall Purchaser's obligations to indemnify hereunder exceed the Cap Amount.

         9.8      No Waiver.

         The Closing of the transactions contemplated by this Agreement shall not constitute a waiver by any part hereto of its rights to indemnification hereunder or of any other rights, regardless of whether such party has knowledge of the breach, violation or failure of condition constituting the basis of the claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material."

         9.9      Non-Exclusive.

         The rights of either party under this Article IX are not exclusive of any other rights any such party may have at law or equity to enforce, or seek recompense for the violation or breach of, any covenants, agreements and other obligations hereunder or under the Ancillary Instruments.

                                   ARTICLE X.
                            TERMINATION OF AGREEMENT.

         10.1     Termination.

         This Agreement may be terminated prior to the Closing by delivery of notice in writing to that effect as follows:

                  10.1.1. by Company or Sellers if Purchaser has breached any material representation or warranty, or failed to perform any material covenant or agreement contained in this Agreement, which breach or failure to perform cannot be, or is not, cured by the Closing Date;

                  10.1.2. by Purchaser, if Company or Sellers have breached any material representation or warranty, or failed to perform in any material covenant or agreement contained in this Agreement, which breach or failure to perform cannot be, or is not, cured by the Closing Date;

                  10.1.3. at any time on or prior to the Closing Date, by mutual written consent of the parties hereto;

                  10.1.4. at any time, by either Company and Sellers, on the one hand, or Purchaser, on the other hand, if any court of competent jurisdiction or any other Government Entity shall have issued an Order or taken any other action restraining, or enjoining or otherwise prohibiting the transactions contemplated hereby;

                  10.1.5. by Purchaser pursuant to Sections 5.18, 5.19 or 5.20;

                  10.1.6. by either party if the Closing shall not have occurred on or before July 16, 2001 unless the deadline for Closing is extended pursuant to Section 2.1.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.

         10.2     Survival After Termination.

         If this Agreement is terminated in accordance with Sections 10.1.3, 10.1.4, 10.1.5 or 10.1.6, and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability or obligation of any party to any other party. Termination of this Agreement pursuant to Section 10.1.1. or 10.1.2. shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against the other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall indemnify the other party (without limitation under Article
IX) for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all Losses and liabilities asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under this Section 10.2 shall survive termination; provided that the aggrieved party asserts or reserves its rights or remedies hereunder to the other party no later than six months after the termination date of this Agreement.

                                  ARTICLE XI.
                             RESOLUTION OF DISPUTES

         11.1     Arbitration.

         Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided elsewhere in this Agreement. Notwithstanding the foregoing, Purchaser may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants or agreements of any Seller under this Agreement or Ancillary Instruments, or any covenants not to compete contained in any Employment Agreement delivered pursuant to Section
2.2.8 hereof.

         11.2     Arbitrators.

         If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $100,000, then the panel to be appointed shall consist of three neutral arbitrators (one chosen by each party and the third chosen by the two chosen arbitrators); otherwise, one mutually-chosen neutral arbitrator.

         11.3     Procedures, No Appeal.

         The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all person, including (without limitation) persons who have failed or refused to participate in the arbitration process.

         11.4     Authority.

         The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

         11.5     Entry of Judgment.

         Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Purchaser and Sellers hereby submit to the in personam jurisdiction of the federal and state courts in Wisconsin, for the purpose of confirming any such award and entering judgment thereon.

         11.6     Confidentiality.

         All proceedings under this Article XI, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

         11.7     Continued Performance.

         The fact that the dispute resolution procedures specified in this
Article XI shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

         11.8     Tolling.

         All applicable statutes of limitation shall be tolled while the procedures specified in this Article XI are pending. The parties will take such action, if any, required to effectuate such tolling.

                                  ARTICLE XII.
                                 MISCELLANEOUS.

         12.1     Certain Definitions.

         Except as otherwise defined in this Agreement, the following terms have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person.

         "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental body or other entity.

         12.2     Disclosure Schedule.

         The Disclosure Schedule has been compiled in a bound volume, executed by Company and Sellers and dated and delivered to Purchaser reasonably prior to the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

         12.3     Expenses.

         Sellers personally shall pay their, and the Company's, costs and expenses associated with or incidental to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereunder, including without limitation the fees of AA (as Company's financial advisor in connection herewith), their counsel, accountants and investment advisors and such of other costs and expenses specifically identified herein.

         12.4     Notices.

         Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by required overnight delivery carrier for next business day delivery or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, on the next business day when sent by required overnight delivery carrier, or if mailed, five days after the date of deposit in the United States mail, as follows:

                  (i) If to Purchaser or to Company after the Closing Date, to:

                           Schultz Acquisition Corp.
                           2215 Union Avenue
                           Sheboygan, WI 53081
                           Attention: Elwood F. Winn
                           Facsimile:  (920) 208-5100

                           (with a copy to)

                           Foley & Lardner
                            777 East Wisconsin Avenue
                           Milwaukee, Wisconsin  53202
                           Attention:  Steven R. Barth
                           Telephone:  (414) 271-2400
                           Facsimile:  (414) 297-4900

or to such other person or address as Purchaser shall designate in accordance with this Agreement.

                  (ii)     If to Sellers, to:

                           Robert J. Brodbeck and Barry J. Brodbeck
                           1035 East Highway 151
                           Platteville, WI 53818-0656
                           Facsimile:  (608) 348-3345

                           (with a copy to)

                           Krieg DeVault Alexander & Capehart, LLP
                            One Indiana Square, Suite 2800
                           Indianapolis, IN  46204-2079
                           Attention:  Paul F. Lindemann
                           Facsimile:  (317) 636-1507

or to such other person or address as Sellers shall designate in accordance with this Agreement.

                  (iii)    If to Company before the Closing Date, to:

                           Brodbeck Enterprises, Inc.
                           c/o Arthur Andersen LLP
                           33 West Monroe
                           Chicago, Illinois  60603
                           Attention:  Tim Carroll, Managing Director
                           Facsimile: 312-931-4023

                           (with a copy to)

                           Krieg DeVault Alexander & Capehart, LLP
                           Attention:  Paul F. Lindemann
                           One Indiana Square, Suite 2800
                           Indianapolis, IN  46204-2079
                           Facsimile:  (317) 636-1507

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

         12.5     Entire Agreement.

         This Agreement (including the exhibits and Disclosure Schedule) and the Ancillary Instruments executed in connection with the consummation of transactions contemplated hereby contain the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto. This Agreement expressly supersedes the letter agreements between the parties dated February 22, 2001 (as amended on or about March 23, 2001) and December 21, 2000.

         12.6 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.

         This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         12.7     Governing Law.

         This Agreement shall be governed and construed in accordance with the laws of he State of Wisconsin applicable to agreements made and to be performed entirely within such state and without application of Wisconsin's conflicts of laws provisions.

         12.8     Binding Effect; No Assignment.

         This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that Purchaser may assign its rights hereunder to any of its Affiliates without the consent of Sellers; provided, however, that any such assignment shall not relieve Purchaser of its obligations hereunder.

         12.9     Variations in Pronouns.

         All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         12.10    Counterparts.

         This Agreement may be executed by the parties hereto in separate counterparts (which may include signature pages delivered by facsimile), each of which when so executed and delivered (including by facsimile) shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         12.11    Exhibits and Disclosure Schedule.

         The exhibits and Disclosure Schedule are a part of this Agreement as if fully set forth herein. All references herein to sections, exhibits and Disclosure Schedule shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         12.12    Headings.

         The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

         12.13    Severability of Provisions.

         If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

         12.14    Confidentiality.

         Subject to Section 5.4, between the date of this Agreement and the Closing Date, Purchaser and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Purchaser and Company to maintain in confidence, and not use to the detriment of another party or Company, any written, oral, or other information obtained in confidence from another party or Company in connection with this Agreement or the transactions contemplated thereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the contemplated transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         12.15    Acquisition Affiliate.

         Prior to the Closing Date, Purchaser shall have the right, upon notice to the Primary Shareholders, to designate and substitute a subsidiary or affiliate of Purchaser or Schultz to act as and to be deemed the "Purchaser" hereunder; provided, however, that no such designation or substitution shall in any way relieve Schultz of its obligations under the Guaranty.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PRIMARY SHAREHOLDERS:


/s/ Robert J. Brodbeck                       /s/ Barry J. Brodbeck
-----------------------------------          -----------------------------------
Robert J. Brodbeck, personally               Barry J. Brodbeck, personally


OTHER SELLERS:


BARRY J. BRODBECK CHILDREN'S                 BARRY J. BRODBECK
TRUST                                        DESCENDANT'S TRUST


By: /s/ Duane P. Schumacher                  By: /s/ Duane P. Schumacher
   --------------------------------             --------------------------------
   Duane P. Schumacher                          Duane P. Schumacher
   Trustee                                      Trustee



ROBERT J. BRODBECK CHILDREN'S                ROBERT J. BRODBECK
TRUST                                        DESCENDANT'S TRUST


By: /s/ Duane P. Schumacher                  By: /s/ Duane P. Schumacher
   --------------------------------             --------------------------------
   Duane P. Schumacher                          Duane P. Schumacher
   Trustee                                      Trustee



BRODBECK ENTERPRISES, INC.,                  SCHULTZ ACQUISITION CORP.,
a Wisconsin corporation                      a Wisconsin corporation


By: /s/ Robert J. Brodback                   By: /s/ Elwood F. Winn
   --------------------------------             --------------------------------
   Robert J. Brodbeck                           Elwood F. Winn
   President                                    President